Exhibit 99.2

Item 8.	Financial Statements and Supplementary Data

Exhibit 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

La Quinta Holdings Inc.

Irving, Texas

We have audited the accompanying consolidated balance sheets of La Quinta Holdings Inc. and subsidiaries (the “Company”), as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of La Quinta Holdings Inc. and subsidiaries at December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2016, based on the criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report (not presented herein) dated February 28, 2017 expressed an unqualified opinion on the Company's internal control over financial reporting.

/s/ Deloitte & Touche LLP

Dallas, Texas

February 28, 2017 (July 26, 2017 as to Note 2 as it relates to the adoption of Recent Accounting Pronouncements)

Exhibit 99.2

La Quinta Holdings Inc.

Consolidated Balance Sheets

As of December 31, 2016 and 2015

	2016	2015
	(in thousands, except share data)
ASSETS
Current Assets:
Cash and cash equivalents	$160,596	$86,709
Accounts receivable, net of allowance for doubtful accounts of $4,022 and $4,773	45,337	37,625
Assets held for sale	29,544	35,523
Other current assets	9,943	12,066
Total Current Assets	245,420	171,923
Property and equipment, net of accumulated depreciation	2,456,780	2,623,472
Intangible assets, net of accumulated amortization	177,002	178,095
Other non-current assets	13,321	12,354
Total Non-Current Assets	2,647,103	2,813,921
Total Assets	$2,892,523	$2,985,844
LIABILITIES AND EQUITY
Current Liabilities:
Current portion of long-term debt	$17,514	$17,514
Accounts payable	38,130	27,572
Accrued expenses and other liabilities	64,581	63,120
Accrued payroll and employee benefits	38,467	30,918
Accrued real estate taxes	21,400	21,705
Total Current Liabilities	180,092	160,829
Long-term debt	1,682,436	1,694,585
Other long-term liabilities	29,130	30,330
Deferred tax liabilities	343,028	353,588
Total Liabilities	2,234,686	2,239,332
Commitments and Contingencies
Equity:
Preferred Stock, $0.01 par value; 100,000,000 shares authorized and none outstanding as of December 31, 2016 and 2015	—	—
Common Stock, $0.01 par value; 2,000,000,000 shares authorized at December 31, 2016 and 2015, 131,750,715 shares issued and 116,790,470 shares outstanding as of December 31, 2016 and 130,974,073 shares issued and 124,302,318 shares outstanding as of December 31, 2015	1,318	1,310
Additional paid-in-capital	1,165,651	1,152,155
Accumulated deficit	(296,006)	(294,718)
Treasury stock at cost, 14,960,245 shares at December 31, 2016 and 6,671,755 shares at December 31, 2015	(209,523)	(107,699)
Accumulated other comprehensive loss	(6,372)	(7,436)
Noncontrolling interests	2,769	2,900
Total Equity	657,837	746,512
Total Liabilities and Equity	$2,892,523	$2,985,844

The accompanying notes are an integral part of these consolidated financial statements.

Exhibit 99.2

La Quinta Holdings Inc.

Consolidated Statements of Operations

For the years ended December 31, 2016, 2015 and 2014

	2016	2015	2014
	(in thousands, except per share data)
REVENUES:
Room revenues	$855,302	$887,358	$846,203
Franchise and other fee-based revenues	106,468	100,069	89,718
Other hotel revenues	19,334	19,343	19,536
	981,104	1,006,770	955,457
Brand marketing fund revenues from franchise and managed properties	25,150	23,204	21,481
Total Revenues	1,006,254	1,029,974	976,938
OPERATING EXPENSES:
Direct lodging expenses	409,886	398,828	378,705
Depreciation and amortization	147,081	166,642	165,887
General and administrative expenses	115,715	125,697	149,894
Other lodging and operating expenses	62,281	63,513	56,984
Marketing, promotional and other advertising expenses	68,327	69,810	62,161
Impairment loss	104,258	50,121	5,157
(Gain) loss on sales	(4,908)	4,088	—
	902,640	878,699	818,788
Brand marketing fund expenses from franchise and managed properties	25,150	23,204	21,481
Total Operating Expenses	927,790	901,903	840,269
Operating Income	78,464	128,071	136,669
OTHER INCOME (EXPENSES):
Interest expense, net	(81,419)	(86,504)	(120,945)
Other income	2,345	7,632	3,261
Loss on extinguishment of debt, net	—	—	(2,030)
Total Other Income (Expenses)	(79,074)	(78,872)	(119,714)
(Loss) Income From Continuing Operations Before Income Taxes	(610)	49,199	16,955
Income tax expense	(493)	(22,487)	(28,805)
Recognition of net deferred tax liabilities upon C-corporation conversion	—	—	(321,054)
(Loss) Income from Continuing Operations, net of tax	(1,103)	26,712	(332,904)
Loss on Discontinued Operations, net of tax	—	—	(503)
NET (LOSS) INCOME	(1,103)	26,712	(333,407)
Less: Income attributable to noncontrolling interests in continuing operations, net of tax	(185)	(347)	(3,890)
Amounts attributable to La Quinta Holdings’ stockholders
(Loss) income from continuing operations, net of tax	(1,288)	26,365	(336,794)
Loss from discontinued operations, net of tax	—	—	(503)
Net (Loss) Income attributable to La Quinta Holdings’ stockholders	$(1,288)	$26,365	$(337,297)
Earnings (loss) per share:
Basic (loss) earnings per share	$(0.01)	$0.21	$(2.67)
Diluted (loss) earnings per share	$(0.01)	$0.20	$(2.67)

The accompanying notes are an integral part of these consolidated financial statements.

Exhibit 99.2

La Quinta Holdings Inc.

Consolidated Statements of Comprehensive Income (Loss)

For the years ended December 31, 2016, 2015, and 2014

	2016	2015	2014
	(in thousands)
NET (LOSS) INCOME	$(1,103)	$26,712	$(333,407)
Cash flow hedge adjustment, net of tax	1,064	(4,309)	(3,127)
COMPREHENSIVE NET (LOSS) INCOME	(39)	22,403	(336,534)
Comprehensive net income attributable to noncontrolling interests	(185)	(347)	(3,890)
Comprehensive net (loss) income attributable to La Quinta Holdings’ Stockholders	$(224)	$22,056	$(340,424)

The accompanying notes are an integral part of these consolidated financial statements.

Exhibit 99.2

La Quinta Holdings Inc.

Consolidated Statements of Stockholders’ Equity

For the years ended December 31, 2016, 2015 and 2014

		Equity Attributable to La Quinta Holdings Inc. Stockholders
	Members’ Equity	Common Stock		Treasury Stock	Additional Paid in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Noncontrolling Interests	Total Equity
		Shares	Amount
	(in thousands, except share data)
Balance as of January 1, 2014	$319,096	—	$—	$—	$—	$—	$—	$(13,843)	$305,253
Net (loss) income	(16,214)	—	—	—	—	(321,083)	—	3,890	(333,407)
Capital contributions	21,516	—	—	—	—	—	—	—	21,516
Distributions	(106)	—	—	—	—	—	—	(4,451)	(4,557)
Issuance of common stock	—	43,987,500	440	—	692,781	—	—	—	693,221
Equity based compensation	—	4,434,567	44	—	57,939	—	—	—	57,983
Repurchase of common stock	—	(83,091)	(1)	(1,532)	—	—	—	—	(1,533)
Acquisitions	—	4,348,284	44	—	73,062	—	—	—	73,106
Cash flow hedge adjustment	—	—	—	—	—	—	(3,127)	—	(3,127)
La Quinta Predecessor Entities reorganization	(324,292)	78,008,014	780	—	306,033	—	—	17,479	—
Balance as of December 31, 2014	$—	130,695,274	$1,307	$(1,532)	$1,129,815	$(321,083)	$(3,127)	$3,075	$808,455
Net income	—	—	—	—	—	26,365	—	347	26,712
Distributions	—	—	—	—	—	—	—	(522)	(522)
Equity based compensation	—	194,818	3	—	22,340	—	—	—	22,343
Repurchase of common stock	—	(6,587,774)	—	(106,167)	—	—	—	—	(106,167)
Cash flow hedge adjustment	—	—	—	—	—	—	(4,309)	—	(4,309)
Balance as of December 31, 2015	$—	124,302,318	$1,310	$(107,699)	$1,152,155	$(294,718)	$(7,436)	$2,900	$746,512
Net (loss) income	—	—	—	—	—	(1,288)	—	185	(1,103)
Distributions	—	—	—	—	—	—	—	(316)	(316)
Equity based compensation	—	828,869	8	—	14,163	—	—	—	14,171
Tax deficit related to equity comp (APIC Pool)	—	—	—	—	(667)	—	—	—	(667)
Repurchase of common stock	—	(8,340,717)	—	(101,824)	—	—	—	—	(101,824)
Cash flow hedge adjustment	—	—	—	—	—	—	1,064	—	1,064
Balance as of December 31, 2016	$—	116,790,470	$1,318	$(209,523)	$1,165,651	$(296,006)	$(6,372)	$2,769	$657,837

The accompanying notes are an integral part of these consolidated financial statements.

Exhibit 99.2

La Quinta Holdings Inc.

Consolidated Statements of Cash Flows

For the years ended December 31, 2016, 2015 and 2014

	2016	2015	2014
	(in thousands)
Cash flows from operating activities:
Net (loss) income	$(1,103)	$26,712	$(333,407)
Adjustment to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	146,996	166,396	165,408
Amortization of other non-current assets	91	337	957
Amortization of intangible assets	732	937	1,075
Loss on extinguishment of debt, net	—	—	2,030
Interest expense added to long-term debt	—	—	18,601
Amortization of long-term debt reduction	—	—	(1,532)
(Gain) loss related to casualty disasters	3,051	1,824	(5,591)
Write off of deferred costs	—	18	—
Amortization of leasehold interests	(647)	(691)	(596)
Amortization of deferred costs	5,708	5,559	8,173
Impairment loss	104,258	50,121	5,308
(Gain) loss on sale or retirement of assets	(4,908)	4,533	177
Equity based compensation	14,171	21,603	57,983
Deferred taxes	(11,800)	16,898	22,980
Recognition of net deferred tax liabilities upon C-corporation conversion	—	—	321,054
Provision for doubtful accounts	1,470	2,198	1,904
Changes in assets and liabilities:
Accounts receivable	(8,762)	(105)	(2,364)
Other current assets	2,123	(484)	914
Receivables from affiliates	—	—	276
Other non-current assets	537	(1,410)	(510)
Accounts payable	2,321	272	(9,494)
Accrued payroll and employee benefits	7,549	(4,278)	8,894
Accrued real estate taxes	(305)	1,135	993
Accrued expenses and other liabilities	1,446	(8,035)	15,693
Other long-term liabilities	1,445	1,039	622
Net cash provided by operating activities	264,373	284,579	279,548
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	—	(77,667)
Capital expenditures	(143,752)	(91,970)	(71,475)
Decrease in restricted cash	—	—	103,026
Decrease in investments	—	—	67
Insurance proceeds on casualty disasters	3,722	4,883	1,631
Proceeds from sale of assets	71,136	37,576	7,053
Payment of franchise incentives	(1,938)	(30)	(400)
Decrease in other non-current assets	—	1,125	315
Net cash used in investing activities	(70,832)	(48,416)	(37,450)

The accompanying notes are an integral part of these consolidated financial statements.

Exhibit 99.2

La Quinta Holdings Inc.

Consolidated Statements of Cash Flows

For the years ended December 31, 2016, 2015 and 2014

	2016	2015	2014
	(in thousands)
Cash flows from financing activities:
Proceeds from long-term debt	—	—	2,100,000
Repayment of long-term debt	(17,514)	(152,622)	(2,941,302)
Payment of deferred costs	—	—	(27,255)
Payment of original issue discount	—	—	(10,500)
Proceeds from issuance of common stock, net	—	—	697,978
Purchase of treasury stock	(101,824)	(106,167)	(1,533)
Distributions to members	—	—	(106)
Distributions to noncontrolling interests	(316)	(522)	(4,451)
Capital contributions	—	—	21,516
Net cash used in financing activities	(119,654)	(259,311)	(165,653)
Increase (decrease) in cash and cash equivalents	73,887	(23,148)	76,445
Cash and cash equivalents at the beginning of the year	86,709	109,857	33,412
Cash and cash equivalents at the end of the year	$160,596	$86,709	$109,857
SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid during the year	$76,634	$83,468	$101,708
Income taxes paid during the year, net of refunds	$9,856	$12,357	$4,156
SUPPLEMENTAL NON-CASH DISCLOSURE:
Capital expenditures included in accounts payable	$5,646	$2,836	$760
Deferred cost included in proceeds from issuance of common stock	$—	$—	$4,757
Cash flow hedge adjustment, net of tax	$1,064	$(4,309)	$(3,127)
Receivable for capital assets damaged by casualty disasters	$4,127	$4,625	$7,554

The accompanying notes are an integral part of these consolidated financial statements.

Exhibit 99.2

La Quinta Holdings Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2016, 2015 and 2014

NOTE 1. ORGANIZATION AND BASIS OF PRESENTATION

Organization

Effective April 14, 2014 (the “IPO Effective Date”), La Quinta Holdings Inc. (“Holdings”) completed its initial public offering (“IPO”) in which Holdings issued and sold 44.0 million shares of common stock. Holdings was incorporated in the state of Delaware on December 9, 2013 and, prior to the IPO Effective Date, had no operations. In connection with the IPO, we completed certain transactions including, among others, refinancing our existing debt, acquiring 14 previously managed hotels (the “Previously Managed Hotels”), and contributing the La Quinta Predecessor Entities (as defined below) into Holdings, which resulted in the La Quinta Predecessor Entities becoming owned by a “C” corporation for federal income tax purposes.

Lodge Holdco I L.L.C. (“Holdco I”) and Lodge Holdco II L.L.C. (“Holdco II”), each a Delaware limited liability company, were formed on January 4, 2006. Lodge Holdco III L.L.C. (“Holdco III”), a Delaware limited liability company, was formed March 17, 2006. We refer collectively to Holdco I, Holdco II, and Holdco III as the “La Quinta Predecessor Entities”. Since those dates and prior to the completion of our IPO, the La Quinta Predecessor Entities were owned and controlled by Blackstone Real Estate Partners IV L.P. and affiliates (“BREP IV”) and Blackstone Real Estate Partners V L.P. and affiliates (“BREP V”). BREP IV and BREP V are affiliates of The Blackstone Group L.P. (collectivity, the “Funds” or “Blackstone”).

As it pertains to the period prior to completion of our IPO, the accompanying consolidated financial statements include the accounts of each of the La Quinta Predecessor Entities, and all related wholly and majority owned subsidiaries and a consolidated Variable Interest Entity (“VIE”). For these periods, the La Quinta Predecessor Entities have been presented on a combined historical basis due to their prior common ownership and control. In connection with the IPO, the Funds and other pre-IPO owners contributed their equity interests in the La Quinta Predecessor Entities to Holdings in exchange for an aggregate of 81.06 million shares of common stock of Holdings. Holdings then transferred such equity interests to its wholly-owned subsidiary which pledged these interests as security for borrowings under a new credit agreement. As a result, as it pertains to the period subsequent to completion of our IPO, the accompanying consolidated financial statements also include the accounts of Holdings, the Previously Managed Hotels, and all other wholly and majority owned subsidiaries created in connection with the IPO. The combined or consolidated entity presented may also be referred to herein as “La Quinta”, “we”, “us”, “our”, or the “Company”, as the context requires, when we refer to our historical operations and financial performance.

In November 2014 and April 2015, Blackstone completed two secondary offerings in which it registered and sold 23.0 and 23.9 million shares of Holdings common stock, respectively. As of December 31, 2016 Blackstone owned 30.1% of Holdings’ outstanding common stock.

We own and operate hotels, some of which are subject to a ground lease, located in the United States under the La Quinta brand. We also franchise and, until the acquisition of the Previously Managed Hotels upon completion of our IPO, managed hotels under the La Quinta brand, with franchised hotels currently operating in the United States (“U.S.”), Canada, Mexico, Honduras and Colombia. All new franchised hotels are La Quinta Inn & Suites in the U.S. and Canada and LQ Hotel in Mexico and in Central and South America. As of December 31, 2016, 2015 and 2014, total owned and franchised hotels, and the approximate number of associated rooms were as follows:

	2016		2015		2014
	# of hotels	# of rooms	# of hotels	# of rooms	# of hotels	# of rooms
Owned (1)	321	41,000	340	43,400	352	44,800
Joint Venture	1	200	1	200	1	200
Franchised	566	46,000	545	43,900	514	41,500
Totals	888	87,200	886	87,500	867	86,500

(1)	As of December 31, 2016 and 2015, owned hotels includes five and 13 hotels, respectively, designated as assets held for sale, which are subject to a definitive purchase agreement.

Exhibit 99.2

Basis of Presentation and Use of Estimates

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All intercompany transactions have been eliminated. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported and, accordingly, ultimate results could differ from those estimates.

Effective April 14, 2014, we acquired 100% of the ownership interests of LQ Management L.L.C. (“LQM”) for $0.8 million in cash. Prior to April 14, 2014, LQM was a VIE, in which the La Quinta Predecessor Entities had a significant variable financial interest, and were the primary beneficiary. LQM received no member or other capital contribution, or equity investment upon formation or thereafter. LQM’s sole purpose is to manage all of our day-to-day operations, as well as to provide, prior to the IPO, day to day management of the Previously Managed Hotels. In return for providing these management services, we and, prior to the IPO, the Previously Managed Hotels pay LQM a management fee and reimburse LQM for costs incurred on our behalf, and, prior to the IPO, on behalf of the Previously Managed Hotels, in accordance with management and service agreements in place prior to the IPO. The La Quinta Predecessor Entities were the primary beneficiary of LQM as the management and service agreements in place provided for the La Quinta Predecessor Entities to reimburse LQM for its expenses in a manner that allowed LQM to realize a reasonable profit. We have not provided financial or other support to LQM during the periods presented that we were not contractually required to provide, and LQM’s agreements with its vendors are structured as non-recourse to our general credit. On April 14, 2014, LQM became a wholly owned subsidiary of Holdings and, as a result, is no longer a VIE.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES AND RECENTLY ISSUED ACCOUNTING STANDARDS

Revenue Recognition —Revenues primarily consist of room rentals, franchise fees and other hotel revenues. We defer a portion of our revenue from franchisees at the time the franchise agreement is signed and recognize the remainder upon hotel opening.

Room revenues are derived from room rentals at our owned hotels. We recognize room revenue on a daily basis based on an agreed-upon daily rate after the guest has stayed at one of our hotels. Customer incentive discounts, cash rebates, and refunds are recognized as a reduction of room revenues. Occupancy, hotel, and sales taxes collected from customers and remitted to the taxing authorities are excluded from revenues in the accompanying consolidated statements of operations.

Included in franchise and other fee-based revenues are franchise fee revenues, which primarily consist of revenues from franchisees for application and initial fees, royalty, reservations, and training, as well as fees related to our guest loyalty program (“Returns”). We recognize franchise fee revenue on a gross basis because we (1) are the primary obligor in these arrangements, (2) have latitude in establishing rates, (3) perform the services delivered, (4) have some discretion over supplier selection, and (5) determine the specification of services delivered. The different types of franchise fee revenues are described as follows:

•

Upon execution of a franchise agreement, a franchisee is required to pay us an initial fee. We recognize the initial fee as revenue when substantial performance of our obligations to the franchisee with respect to the initial fee has been achieved. In most cases, the vast majority of the initial fee is recognized as revenue when each franchise agreement is signed as, after that date, our remaining obligations to the franchisee are limited to (1) pre-opening inspections, for which we defer $2,500, and (2) if mandated by us or agreed to with the franchisee, preopening training and marketing support related to entry into the La Quinta brand, for which we defer $5,000. These amounts represent an estimate of the value provided to the franchisee related to the services provided, and are based on our experience with time, materials, and third-party costs necessary to provide these services. We recognize the remaining deferred initial fee as revenue when the franchised property opens as the remaining service obligations have been fulfilled.

•

For franchise agreements entered into prior to April 1, 2013, we collect a monthly royalty fee from franchisees generally equal to 4.0% of their room revenues until the franchisee has operated as a La Quinta hotel for twenty-four consecutive months. Beginning in the twenty-fifth month of operation, the franchisee monthly royalty fee increases to 4.5%. Pursuant to franchise agreements entered into with new U.S. franchisees on or after April 1, 2013, we collect a royalty fee from franchisees equal to 4.5% of their room revenues until the franchisee has operated as a La Quinta hotel for twenty-four consecutive months. Beginning in the twenty-fifth month of operation, the franchisee monthly royalty fee increases to 5.0%. In each of these cases, the franchisee has the opportunity to earn the additional 0.5% back via rebate by achieving certain defined customer satisfaction results. Pursuant to franchise agreements entered into with franchisees outside of the U.S. on or after April 1, 2013, we generally collect a royalty fee from franchisees equal to 4.5% of their room revenues throughout the term and do not offer a rebate.

•

We receive reservation and technology fees, as well as fees related to Returns, in connection with franchising our La Quinta brand. Such fees are recognized based on a percentage of the franchisee’s eligible hotel room revenues or room

Exhibit 99.2

count. We also perform certain other services for franchisees such as training and revenue management. Revenue for these services is recognized at the time the services are performed.

Included in franchise and other fee-based revenues are management fees of approximately $0.7 million for the year ended December 31, 2014, which represent fees earned from the Previously Managed Hotels, prior to their acquisition on April 14, 2014. Management fees from hotels include a base fee, which is generally a percentage of hotel revenues. (See Note 11)

Other hotel revenues include revenues generated by the incidental support of hotel operations for owned hotels and other rental income. We record rental income from operating leases associated with leasing space for restaurants, billboards, and cell towers. Rental income is recognized on a straight-line basis over the life of the respective lease agreement.

Brand marketing fund revenues from franchise and managed properties represent fees collected from franchised and managed hotels related to maintaining our Brand Marketing Fund (“BMF”). We maintain the BMF on behalf of all La Quinta branded hotel properties, including our owned hotels, from which national marketing and advertising campaign expenses are paid. Each La Quinta branded hotel is charged a percentage of its room revenue from which the expenses of the fund are covered. The corresponding expenditures of the BMF fees collected from franchised and managed hotels are presented as brand marketing fund expenses from franchised and managed hotels in our consolidated statements of operations, resulting in no net impact to operating income or net loss.

Cash and cash equivalents— We consider all cash on hand, demand deposits with financial institutions, and short-term highly liquid investments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents consist of highly liquid investments that are stated at cost, which approximates fair market value. Certain balances in cash and cash equivalents exceed the Federal Deposit Insurance Corporation limit of $250,000; however, we believe credit risk related to these deposits is minimal.

Restricted cash— On April 14, 2014, our previously restricted cash was released from restriction due to the refinancing of our debt. Prior to April 14, 2014, restricted cash classified as current assets consists of cash restricted under the terms of our previous debt agreements and held in collateral property hotel depositories, escrow accounts primarily for the payment of capital expenditures, taxes, debt service, insurance losses, and ground leases, and a cash deposit for a letter of credit (See Note 7). Restricted cash consists of cash and cash equivalents that are stated at cost, which approximates fair market value. Classification of restricted cash is based on the nature of the restrictions associated with the underlying assets.

Accounts receivable— Accounts receivable primarily consists of receivables due from franchisees, hotel guests, credit card companies and insurance settlements. Accounts receivable are carried at estimated collectable amounts. We periodically evaluate our receivables for collectability based on historical experience, the length of time receivables are past due, and the general economy. We provide an allowance for doubtful accounts, after considering factors that might affect the collection of accounts receivable, including historical losses and the ability of the party to meet its obligations to us. Accounts receivable are written off when determined to be uncollectable.

Property and equipment— Property and equipment are stated at cost less accumulated depreciation computed using a straight-line method over the estimated useful life of each asset. Property and equipment consists of the following, along with associated estimated useful lives:

Buildings and improvements	5 to 40 years
Hotel equipment, automobiles, furniture, and fixtures	2 to 10 years
Leasehold improvements	shorter of the lease term or the estimated useful life

We periodically review the useful lives of our long-lived assets based on current assessments of the remaining utility of our assets. Such changes are accounted for prospectively and would either increase or decrease depreciation expense in the accompanying consolidated statements of operations.

We capitalize expenditures that increase the overall value of an asset or extend an asset’s life, typically associated with hotel refurbishment, renovation, and major repairs. Such costs primarily include third party contract labor, professional design and construction costs, including associated materials, and other direct and indirect costs, such as sales and use tax, incurred during the redevelopment and renovation period. The capitalization period begins when the activities related to development have begun and ceases when the project is substantially complete and the assets are held available for use or occupancy. Once a redevelopment project is substantially complete and the associated assets are ready for intended use, costs related to the redevelopment project are no longer capitalized. Additionally, we capitalize costs such as construction administration, cost accounting, design and other various office costs that clearly relate to projects under development or construction (“Indirect Costs”). Total capitalized Indirect Costs for the year ended December 31, 2016, 2015 and 2014 was $4.5 million, $2.7 million and $3.0 million, respectively.

Exhibit 99.2

Normal maintenance and repair costs are expensed as incurred. When depreciable property is retired or disposed, the related cost and accumulated depreciation or amortization is removed from the applicable accounts and any gain or loss is reflected in the accompanying combined statements of operations.

Assets held for sale— Long-lived assets are classified as held for sale when all of the following criteria are met:

•	Management, having the authority to approve the action, commits to a plan to sell the asset and does not expect significant changes to the plan or that the plan will be withdrawn;
•	The asset is available for immediate sale in its present condition;
•	The asset is being actively marketed;
•	The sale of the asset is probable within one year.

When we identify a long-lived asset as held for sale, depreciation of the asset is discontinued and the carrying value is reduced, if necessary, to the estimated sales price less costs to sell by recording a charge to current earnings. All assets held for sale are monitored through the date of sale for potential adjustments based on offers we are willing to take under serious consideration and continued review of facts and circumstances. Losses on sales are recorded to the extent that the amounts ultimately received for the sale of assets differ from the adjusted book values of the assets. Gains on sales are recognized at the time the assets are sold, provided there is reasonable assurance the sales price will be collected and any future activities to be performed by the Company relating to the assets sold are expected to be insignificant.

Fair value measurements— Fair value is defined as the price that would be received to sell an asset or pay to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. In evaluating the fair value of both financial and non-financial assets and liabilities, we use the accounting guidance that establishes a fair value hierarchy, which prioritizes the inputs used in measuring fair value into three broad levels, which are as follows:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.
•

Level 2—Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Valuations in this category are inherently less reliable than quoted market prices due to the degree of subjectivity involved in determining appropriate methodologies and the applicable underlying observable market assumptions.

•

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. These inputs cannot be validated by readily determinable market data and generally involve considerable judgment by management.

We use the highest level of observable market data if such data is available without undue cost and effort.

Valuation and impairment of long-lived assets— We review the performance of long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We also identify properties we intend to sell and properties we intend to hold for use. For each asset or group of assets held for use with indicators of impairment, we compare the sum of the expected future cash flows (undiscounted and without interest charges) generated by the asset or group of assets with its associated net carrying value.

If the net carrying value of the asset or group of assets exceeds expected undiscounted future cash flows, the excess of the net book value over estimated fair value is charged to impairment loss in the accompanying combined statements of operations. Properties held for sale are reported at the lower of their carrying amount or their estimated sales price, less estimated costs to sell.

We estimate fair value primarily using Level 3 inputs by (1) calculating the discounted expected future cash flows, and (2) calculating expected liquidated sales proceeds, relying on common hotel valuation methods such as multiples of room revenues or per room valuations. Our estimate of fair value of the asset using these Level 3 inputs then becomes the new basis of the asset or group of assets and this new basis is then depreciated over the asset’s remaining useful life. We may be subject to impairment charges in the future, in the event that operating results of individual hotel operations are materially different from its forecasts, the economy or the lodging industry weakens, or if the assumed holding period of a hotel is shortened.

Exhibit 99.2

Intangible assets— Intangible assets consist of trademarks, franchise agreements and management contracts, Returns membership list, and leasehold interests. Owned trademarks are not amortized but are tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired.

Intangible assets with a definite life are amortized on a straight-line basis over their estimated useful lives, which consist of the following:

Franchise agreements, management contracts and other	3 to 20 years
Returns membership list	3 years
Leasehold interests—hotels, restaurants, office	2 to 49 years

Derivative instruments —We use derivative instruments as part of our overall strategy to manage our exposure to market risks associated with fluctuations in interest rates. We regularly monitor the financial stability and credit standing of the counterparties to our derivative instruments. We do not enter into derivative financial instruments for trading or speculative purposes.

We record all derivatives at fair value. On the date the derivative contract is entered, we designate the derivative as one of the following: a hedge of a forecasted transaction or the variability of cash flows to be paid (“cash flow hedge”), a hedge of the fair value of a recognized asset or liability (“fair value hedge”), or an undesignated hedge instrument. Changes in the fair value of a derivative that is qualified, designated and highly effective as a cash flow hedge or net investment hedge are recorded in the consolidated statements of comprehensive income (loss) until they are reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Changes in the fair value of a derivative that is qualified, designated and highly effective as a fair value hedge, along with the gain or loss on the hedged asset or liability that is attributable to the hedged risk, are recorded in current period earnings. Changes in the fair value of undesignated derivative instruments and the ineffective portion of designated derivative instruments are reported in current period earnings. Cash flows from designated derivative financial instruments are classified within the same category as the item being hedged in the consolidated statements of cash flows.

If we determine that we qualify for and will designate a derivative as a hedging instrument at the designation date, we formally document all relationships between hedging activities, including the risk management objective and strategy for undertaking various hedge transactions. This process includes matching all derivatives that are designated as cash flow hedges to specific forecasted transactions, linking all derivatives designated as fair value hedges to specific assets and liabilities in our consolidated balance sheets, and determining the foreign currency exposure of net investment of the foreign operation for a net investment hedge.

On a quarterly basis, we assess the effectiveness of our designated hedges in offsetting the variability in the cash flows or fair values of the hedged assets or obligations via use of a statistical regression approach. Additionally, we measure ineffectiveness using the hypothetical derivative method. This method compares the cumulative change in fair value of each hedging instrument to the cumulative change in fair value of a hypothetical hedging instrument, which has terms that identically match the critical terms of the respective hedged transactions. Thus, the hypothetical hedging instrument is presumed to perfectly offset the hedged cash flows. Ineffectiveness results when the cumulative change in the fair value of the hedging instrument exceeds the cumulative change in the fair value of the hypothetical hedging instrument. We discontinue hedge accounting prospectively when the derivative is not highly effective as a hedge, the underlying hedged transaction is no longer probable, or the hedging instrument expires, is sold, terminated or exercised.

Insurance and self-insurance programs— We purchase insurance to limit the risk of loss associated with our lodging operations and use paid loss retrospective insurance for exposures covered under commercial general liability, automobile liability, and workers’ compensation insurance policies. Predetermined loss deductibles and self-insured retentions and liability limits have been selected to limit the per occurrence cash outlay.

We have a self-insurance program for major medical and hospitalization coverage offered to employees and their dependents that is partially funded by payroll deductions from our employees. Under the self-insurance program, payments for major medical and hospitalization to individual participants which are below specified deductible amounts are paid by us through a third party administrator.

Exhibit 99.2

As of December 31, 2016 and 2015, we accrued the following liabilities related to these insurance programs:

	2016	2015
	(in thousands)
Automobile and general liability insurance	$21,219	$21,769
Workers’ compensation	10,575	8,360
Health insurance	1,350	1,242
	$33,144	$31,371

The liability for automobile and general liability insurance is included in accrued expenses and other liabilities and the liability for workers’ compensation and health insurance is included in accrued payroll and employee benefits in the accompanying combined balance sheets.

Customer loyalty program— We administer Returns, which allows members to earn points based on certain dollars spent. Members may redeem points earned for free night certificates, gift cards, airline miles, and a variety of other awards. We account for the economic impact of points earned by accruing an estimate of its liability for unredeemed points. The expense related to this estimate includes the incremental cost of the stay at one of our hotels or the value of awards purchased from program partners. We estimate the future redemption obligation based upon historical experience, including an estimate of “breakage” for points that will never be redeemed. The estimate is based on a calculation that includes assumptions for the redemption rate, redemption type (whether for a free night certificate or other award), rate of redemption at Company-owned hotels versus franchised hotels and the number of points required per stay. The net expenses of the Returns program are charged to marketing, promotional and other advertising expenses in the accompanying combined statements of operations.

As of December 31, 2016 and 2015, the total liability for Returns points was approximately $17.1 million and $15.6 million, respectively, of which $5.9 million and $5.7 million are included in accrued expenses and other liabilities, representing the estimated points expected to be redeemed in the next year. The remainder is included within other long-term liabilities in the accompanying combined balance sheets.

Actual financial results of the Returns program may vary from our estimate due primarily to variances from assumptions used in the calculation of the obligation for future redemptions and changes in member behavior. These variances are accounted for as changes in estimates and are charged to operations as they become known.

Noncontrolling interests— Noncontrolling interests are recognized within total equity in our consolidated balance sheets, reflected in net loss attributable to noncontrolling interests in our consolidated statements of operations, and included in our consolidated statements of equity.

We hold a 60% controlling equity interest in a joint venture. The joint venture owns and operates one hotel in New Orleans, Louisiana. The noncontrolling interest, totaling 40%, represents the external partner’s interest in the joint venture of approximately $2.8 million and $2.9 million as of December 31, 2016 and 2015, respectively. Total distributions to the noncontrolling interest holder were approximately $0.3 million, $0.5 million and $0.6 million for the years ended December 31, 2016, 2015 and 2014, respectively.

As described in Note 1, effective April 14, 2014 we acquired LQM. Prior to the acquisition date, we consolidated LQM, and LQM’s results of operations and net equity or deficit were presented as a noncontrolling interest.

Direct lodging expenses— Direct lodging expenses primarily consist of direct labor costs, repairs and maintenance, utilities, and other advertising costs to operate our owned hotels.

Other lodging and operating expenses— Other lodging and operating expenses consist of indirect costs to operate our owned hotels such as property taxes and insurance.

General and administrative expenses— General and administrative expenses consist of items such as corporate operating expenses including operations, information technology, accounting, legal, human resources, and equity based compensation.

Marketing, promotional and other advertising expenses— Marketing, promotional, and other advertising expenses consist of BMF expenses not paid for with funds received from franchised or managed hotels, expenses related to other customer loyalty programs such as Returns, and other advertising expenses.

Exhibit 99.2

Advertising costs— We incur advertising costs associated with general promotion of the La Quinta brand and specific advertising and marketing support for our operation and for the operations of our franchisees. We expense the production cost of advertising the first time the advertising is publicly displayed.

For the years ended December 31, 2016, 2015 and 2014, we incurred advertising and promotional expenses included within the following in the accompanying combined statements of operations:

	2016	2015	2014
	(in thousands)
Direct lodging expenses	5,427	5,615	5,802
General and administrative expenses	1,649	1,249	1,572
Marketing, promotional and other advertising expenses	58,397	61,209	52,195
Total	$65,473	$68,073	$59,569

Long-term debt amendments— We may elect to amend, extend, repay, or otherwise modify the terms of our long-term debt arrangements. When such a transaction occurs, we determine the appropriate accounting treatment primarily by first determining whether we have been fully relieved of our obligation by the creditor. If so, we recognize an extinguishment of debt and calculate a gain or loss which is reflected as gain or loss on extinguishment of debt in the accompanying combined statements of operations. If we are not fully relieved of our obligation by the creditor, we consider whether the amended debt agreement has substantially different terms, generally defined as a change in cash flows, on a present value basis, of 10 percent or greater. If the terms are not substantially different, we account for the change as a modification. If the terms are substantially different, we account for the change as an extinguishment of the old debt and the issuance of a new debt instrument. The determination of modification or extinguishment status then governs the expense versus deferral treatment of third party costs paid related to the modification.

Equity Based Compensation —We recognize the cost of services received in an equity based payment transaction with an employee as services are received and record either a corresponding increase in equity or a liability, depending on whether the instruments granted satisfy the equity or liability classification criteria.

The measurement objective for equity awards is the estimated fair value at the grant date of the equity instruments that we are obligated to issue when employees have rendered the requisite service and satisfied any other conditions necessary to earn the right to benefit from the instruments. The compensation cost for an award classified as an equity instrument is recognized ratably over the requisite service period, including an estimate of forfeitures. The requisite service period is the period during which an employee is required to provide service in exchange for an award.

Compensation cost for awards with performance conditions is recognized over the requisite service period if it is probable that the performance condition will be satisfied. If such performance conditions are not considered probable until they occur, no compensation expense for these awards is recognized.

Income Taxes —The accompanying consolidated financial statements include taxable entities, limited liability companies, and, through April 14, 2014, REIT entities. Limited liability companies and REITs generally are not subject to federal income taxes at the entity level. For our taxable subsidiaries, we account for income taxes using the asset and liability approach for financial accounting and reporting purposes.

For financial reporting purposes, income tax expense or benefit is based on reported financial accounting income or loss before income taxes.

Deferred tax assets and liabilities reflect the temporary differences between assets and liabilities recognized for financial reporting and the analogous amounts recognized for tax purposes using the statutory tax rates expected to be in effect for the year in which the differences are expected to reverse, within the taxable subsidiaries.

Prior to the IPO, certain of our subsidiaries had elected to be treated as REITs for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). To qualify as REITs, these subsidiaries had to meet all of the required organizational and operational requirements, including a requirement that the REIT distribute at least 90% of its regular taxable income to its shareholders as dividends eligible for the dividends paid deduction. Prior to the IPO, the REIT subsidiaries adhered to these requirements. If the REIT subsidiaries failed to qualify as REITs in any taxable year, they would be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and might not qualify as REITs for the four subsequent taxable years. For this reason, one of our REITs formed taxable subsidiaries to hold certain assets that could have otherwise adversely affected its REIT status. These taxable subsidiaries are or were subject to federal and state income taxes.

Exhibit 99.2

On April 14, 2014, the La Quinta Predecessor Entities were contributed to Holdings, a “C” corporation, the shares of capital stock held by third-party shareholders of our REIT entities were redeemed for cash totaling approximately $3.9 million, and our REITs were converted into limited liability companies. As a result of these transactions, we have become subject to additional entity-level taxes and, as of April 14, 2014, we recorded a one-time net deferred tax expense of $321.1 million, which reflects the establishment of the associated net deferred tax liability.

We evaluate the probability of realizing the future benefits of deferred tax assets and provide a valuation allowance for the portion of any deferred tax assets where the likelihood of realizing an income tax benefit in the future does not meet the more-likely-than-not criteria for recognition.

We recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. We accrue interest and, if applicable, penalties for any uncertain tax positions. Our policy is to classify interest and penalties as a component of income tax expense. The Company has open tax years dating back to 2010.

The State of Texas imposes a margin tax of 0.75%, based on the prior year’s Texas-sourced gross receipts. This tax is treated as an income tax and accrued in the accounting period in which the taxable gross receipts are recognized.

We are required by certain foreign jurisdictions to have franchisees withhold, for income tax purposes, a percentage of revenues related to royalties and certain other revenues. For the years ended December 31, 2013 and 2012, the withholding rate was up to 30%. For the period from January 1, 2014 to April 13, 2014, the withholding rates were up to 35%. For the period from April 14, 2014 to December 31, 2016, the withholding rate was between 10% and 33% depending upon the country, after the application of certain tax treaties between the U.S. and certain countries.  These taxes are treated as an income tax and expensed in the period in which the taxable gross receipts are recognized.

Comprehensive income— Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources and includes all changes in equity during a period, except those resulting from investments by owners and distributions to owners.

Concentrations of credit risk and business risk — Financial instruments, which potentially subject us to concentrations of credit risk, consist principally of cash and cash equivalents, and restricted cash. We utilize financial institutions that we consider to be of high credit quality and consider the risk of default to be minimal. We also monitor the credit-worthiness of our customers and financial institutions before extending credit or making investments.

Lodging operations are particularly sensitive to adverse economic and competitive conditions and trends, which could adversely affect the Company’s business, financial condition, and results of operations.

Geographic concentrations, which potentially subject us to concentrations of business risk, relate primarily to locations of hotels and the revenue recognized in various states within the United States. We have a concentration of hotels operating in Texas, Florida and California.

The percentages of our total revenues, including revenue from discontinued operations, from these states for the years ended December 31, 2016, 2015 and 2014 are as follows:

	2016	2015	2014
Texas	21%	22%	23%
Florida	16%	17%	16%
California	10%	9%	9%
Total	47%	48%	48%

Newly Issued Accounting Standards

In November 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016‑18, “Statement of Cash Flows (Topic 230): Restricted Cash” (“ASU 2016-18”). ASU 2016-18 is intended to address diversity in practice that exists in the classification and presentation of changes in restricted cash on the statement of cash flows. The amendments require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. The amendments are effective for public business entities for fiscal years

Exhibit 99.2

beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. We are currently evaluating the impact of this guidance on our consolidated financial position, results of operations and related disclosures.

In October 2016, the FASB issued ASU 2016-17, Consolidation (Topic 810): Interests held through Related Parties that are under Common Control, which alters how a decision maker needs to consider indirect interests in a variable interest entity held through an entity under common control and simplifies that analysis to require consideration of only an entity’s proportionate indirect interest in a VIE held through a common control party. ASU 2016-17 amends ASU 2015-02, Consolidations (Topic 810): Amendments to the Consolidation Analysis, which was not effective for the Company in the current fiscal year. ASU 2016-17 will be effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016, with early adoption permitted. We are currently evaluating the impact of this guidance on our consolidated financial position, results of operations and related disclosures.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which changes the methodology for measuring credit losses on financial instruments and the timing of when such losses are recorded. The guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2019. Early adoption is permitted for fiscal years, and interim periods within those years, beginning after December 15, 2018. Historically, credit losses have not been material to the Company. We are currently evaluating the impact of this guidance on our financial statements but do not expect the implementation of this guidance to have a material impact on our financial position and results of operations.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize on the balance sheet a right-of-use asset, representing its right to use the underlying asset for the lease term, and a lease liability for all leases with terms greater than 12 months. The guidance also requires qualitative and quantitative disclosures designed to assess the amount, timing, and uncertainty of cash flows arising from leases. The standard requires the use of a modified retrospective transition approach, which includes a number of optional practical expedients that entities may elect to apply. The guidance is effective for the interim and annual periods beginning after December 15, 2018. An early adoption is permitted. The impact of this guidance is expected to increase assets and liabilities on the Company’s consolidated balance sheet. We are currently evaluating the magnitude of the impact of this guidance on our consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). The new guidance on revenue from contracts with customers will supersede most current revenue recognition guidance, including industry-specific guidance. The guidance is effective for the interim and annual periods beginning on or after December 15, 2017; early adoption is permitted for annual reporting periods beginning after December 15, 2016. The underlying principle is that an entity will recognize revenue to depict the transfer of goods or services to customers at an amount that the entity expects to be entitled to in exchange for those goods or services. The Company has formed a project team to evaluate and implement the standard and currently believes the most significant areas of impact of this ASU will be i) the deferral of initial fees paid by franchisees over their contract life; and ii) the deferral of costs to acquire a customer. We are continuing our assessment, which may identify other impacts of the adoption of ASU 2014-09.

The guidance also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. The guidance permits the use of either a retrospective or cumulative effect transition method. The Company currently anticipates utilizing the full retrospective method of adoption allowed by the standard, in order to provide for comparative results in all periods presented, and plans to adopt the standard as of January 1, 2018.

Newly Adopted Accounting Standards

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements - Going Concern (Subtopic 205-40) - Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which requires management to evaluate, at each annual and interim reporting period, whether there are conditions or events that raise substantial doubt about the entity's ability to continue as a going concern within one year after the date the financial statements are issued and provide related disclosures. ASU 2014-15 is effective for annual periods ending after December 15, 2016 and interim periods thereafter. We adopted this standard on January 1, 2016.  This adoption did not have a material effect on the Company’s results of operations, cash flows or financial position.

In April 2015, the FASB issued ASU No. 2015-05, Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Customer's Accounting for Fees Paid in a Cloud Computing Arrangement. The amendments in this update provide guidance to customers about whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, the update specifies that the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. The update further specifies that the customer should account for a cloud computing arrangement as a service contract if the arrangement does not include a software license. ASU No. 2015-05 is effective for the Company for interim and annual periods beginning after December 15, 2015. We adopted this update as of January 1, 2016 on a retrospective basis.  For the years ended December 31, 2015 and 2014, we reclassified $8.3 million and $7.3 million, respectively, of

Exhibit 99.2

expense from depreciation and amortization to general and administrative expenses in the consolidated statement of operations. A corresponding reclassification was made in our consolidated statement of cash flows between depreciation and amortization and change in other current assets. Additionally, cash payments in the amount of $8.8 million and $7.2 million for software service agreements associated with cloud computing arrangements, which were classified as capital expenditures for the years ended December 31, 2015 and 2014, respectively, have been reclassified as a change in other current assets in our consolidated statement of cash flows.

In March 2016, the FASB issued ASU No. 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which simplifies several aspects related to the accounting for share-based payment transactions. Per ASU 2016-09: (1) all excess tax benefits and tax deficiencies should be recognized as income tax expense or benefit in the income statement, rather than in additional paid-in capital under current guidance; (2) excess tax benefits should be classified along with other income tax cash flows as an operating activity on the statement of cash flows, rather than as a separate cash inflow from financing activities and cash outflow from operating activities under current guidance; (3) cash paid by an employer when directly withholding shares for tax-withholding purposes should be classified as a financing activity; and (4) an entity can make an entity-wide accounting policy election to either estimate the number of awards that are expected to vest, as under current guidance, or account for forfeitures when they occur. ASU 2016-09 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2016. Early adoption is permitted. We adopted this standard on January 1, 2017. We prospectively applied the guidance dictating excess tax benefits be recognized on the income statement.  We retrospectively applied the guidance dictating the presentation of excess tax benefits as an operating cash flow. For the years ended December 31, 2015 and 2014, the adoption of this standard resulted in $0.8 million and $0.1 million excess tax benefit presented in operating and financing activities in the consolidated cash flow statements being eliminated from the presentation. For the year ended December 31, 2016, the adoption of this standard did not have a material impact on our financial statements. In addition, we retrospectively applied the guidance dictating cash paid by an employer when directly withholding shares for tax-withholding purposes be classified as a financing activity which is consistent with the Company’s historical presentation, and therefore had no impact to the Company.  Finally, we elected to account for forfeitures when they occur.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments: A Consensus of the FASB Emerging Issues Task Force. The amendments provide guidance on eight specific cash flow classification issues: debt prepayment or debt extinguishment costs, settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, proceeds from the settlement of corporate and bank-owned life insurance policies, distributions received from equity method investees, beneficial interests in securitization transactions and separately identifiable cash flows and application of the predominance principle. The amendments in this update are effective for public business entities for fiscal years beginning after December 15, 2017 and interim periods within those fiscal years. Early adoption is permitted. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. An entity that elects early adoption must adopt all of the amendments in the same period. We adopted this standard on January 1, 2017 on a retrospective basis. For the years ended December 2016, 2015 and 2014, we reclassified $1.6 million, $2.2 million and $0.5 million, respectively, from insurance proceeds on casualty disasters in cash flows from investing activities to the change in accounts receivable in cash flows from operating activities on the consolidated statement of cash flows.

In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory. The new guidance requires that entities recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. The guidance is effective for annual reporting periods beginning after December 15, 2017, including interim reporting periods within those annual reporting periods. Early adoption is permitted but should be in the first interim period. The new guidance should also be applied on a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption. We adopted this standard on January 1, 2017.  For the years ended December 31, 2016, 2015 and 2014 the adoption did not have a material effect on our financial statements.

From time to time, new accounting standards are issued by FASB or other standards setting bodies, which we adopt as of the specified effective date. Unless otherwise discussed, we believe the impact of recently issued standards that are not yet effective will not have a material impact on our consolidated financial statements upon adoption.

NOTE 3. ASSETS HELD FOR SALE AND DISCONTINUED OPERATIONS

Assets Held for Sale

During the third quarter of 2015, 24 of our hotels and one additional restaurant parcel were classified as assets held for sale. The sale of these assets does not represent a major strategic shift and does not qualify for discontinued operations reporting.  During the fourth

Exhibit 99.2

quarter of 2015, 11 of the hotels were sold for $34.1 million, net of transaction costs. During 2016, the remaining 13 of these hotels were sold for $34.4 million, net of transaction costs.

During 2016, six additional hotels were sold for $33.9 million, net of transaction costs, resulting in a net gain on sale of $4.9 million.  Additionally, five hotels were classified as assets held for sale during 2016.  During the first quarter of 2017, three hotels were sold for $22.0 million, net of transaction costs. The remaining two hotels are expected to close during the second quarter of 2017.

As of December 31, 2016 and 2015, the carrying amounts of the major classes of assets for the assets held for sale were as follows:

	December 31, 2016	December 31, 2015
	(in thousands)
Current assets	$64	$221
Property and equipment, net	29,383	34,982
Other non-current assets	97	320
Total assets held for sale	$29,544	$35,523

Discontinued Operations

During the second quarter of 2013, 44 of our hotels were classified as assets held for sale, and the results of their operations, in accordance with accounting rules in place at that time, have been presented within discontinued operations for all affected periods presented in the accompanying condensed consolidated statements of operations.

During the third and fourth quarters of 2013, 40 of these hotels were sold. On February 6, 2014, the four remaining hotels were sold. In accordance with the terms of our loan agreements existing at the time of such sales, all proceeds associated with the sale of these hotels were used to make principal payments on our long-term debt.

The following table summarizes the results of the discontinued operations:

For the year ended December 31,
2014
(in thousands)
Hotel revenues	$361
Direct lodging expenses	651
Other lodging and operating expenses	62
Operating loss	(352)
Impairment charge	(151)
Loss on discontinued operations	$(503)

NOTE 4. ACQUISITIONS

In connection with the acquisitions described below, we recorded the assets acquired and liabilities assumed at fair value as of the acquisition date. Furthermore, acquisition-related costs, such as due diligence, legal and accounting fees, were expensed in the period incurred and were not capitalized or applied in determining the fair value of the acquired assets.

Acquisition of the Previously Managed Hotels and LQ Management L.L.C.

On April 14, 2014, we acquired BRE/Prime Mezz L.L.C. and BRE/Wellesley Properties L.L.C., which owned the Previously Managed Hotels, for a total purchase price of $161.7 million. Total net consideration paid was $150.8 million, which equals the total purchase price of $161.7 million less $10.9 million owed by the parent of BRE/Prime Mezz L.L.C. and BRE/Wellesley Properties L.L.C. to the La Quinta Predecessor Entities. The total net consideration was paid in the form of $76.9 million of cash and $73.9 million of equity in the form of common stock of Holdings. Of the total $161.7 million purchase price, significant assets acquired consist of $166.5 million of property and equipment and $1.4 million in intangible assets for favorable leasehold interests. Other significant long term liabilities acquired include unfavorable leasehold interests of $5.3 million. Additionally on April 14, 2014, we acquired 100% of the ownership interests of LQM for $0.8 million in cash.

Exhibit 99.2

The following unaudited pro forma results of operations reflect our results as if the acquisition of the Previously Managed Hotels had occurred on January 1, 2013. In our opinion, all significant adjustments necessary to reflect the effects of the acquisitions have been made (in thousands, except per share data):

For the year ended December 31, 2014
Total revenues	$988,858
Net loss attributable to La Quinta Holdings’ stockholders	(333,698)
Basic and diluted loss per share	(2.65)

NOTE 5. INTANGIBLE ASSETS

Intangible assets consist of both finite-lived and indefinite-lived assets. The following is a summary of our intangible assets as of December 31, 2016 and 2015:

	2016			2015
	Weighted average remaining life		Amount	Weighted average remaining life		Amount
			(in thousands)			(in thousands)
Finite-lived assets:
Favorable leasehold interests—hotels, restaurants, offices	26 years		$9,680	27 years		$9,680
Franchise agreements, management contracts and other	4 years		18,015	5 years		18,015
Returns membership list	—	(1)	3,200	—	(1)	3,200
Accumulated amortization			(23,327)			(22,234)
Total finite–lived assets			7,568			8,661
Indefinite-lived assets:
Trademarks—La Quinta			169,434			169,434
Total			$177,002			$178,095

(1)	As of December 31, 2016 and 2015, the Returns membership list has been fully amortized.

	For the years ended December 31,
	2016	2015	2014
	(in thousands)
Amortization expense related to intangible assets:
Depreciation and amortization expense	$732	$937	$1,075
Direct lodging operations	361	374	365
Total amortization expense	$1,093	$1,311	$1,440

As of December 31, 2016, estimated amortization expense related to intangible assets for the years ending December 31 is as follows (in thousands):

2017	$1,019
2018	908
2019	897
2020	797
2021	353
Thereafter	3,594
$7,568

The accumulated amortization and related amortization expense described above do not include the impact of unfavorable leasehold interests which are reflected within other non-current liabilities in the accompanying combined balance sheets. For the years ended December 31, 2016, 2015 and 2014, approximately $1.0 million, $1.1 million and $1.0 million of amortization expense, related to

Exhibit 99.2

unfavorable leasehold interests, was reported as a reduction of depreciation and amortization expenses in the accompanying combined statements of operations.

NOTE 6. PROPERTY AND EQUIPMENT

The following is a summary of property and equipment as of December 31, 2016 and 2015:

	2016	2015
	(in thousands)
Land	$740,996	$796,790
Buildings and improvements	2,621,924	2,703,293
Furniture, fixtures, equipment and other	429,307	408,190
Total property and equipment	3,792,227	3,908,273
Less accumulated depreciation	(1,397,514)	(1,288,281)
Property and equipment, net	2,394,713	2,619,992
Construction in progress	62,067	3,480
Total property and equipment, net of accumulated depreciation	$2,456,780	$2,623,472

Depreciation and amortization expense related to property and equipment was $147.0 million, $166.4 million and $165.4 million for the years ended December 31, 2016, 2015 and 2014 respectively. Construction in progress includes capitalized costs for ongoing projects that have not yet been put into service.

NOTE 7. LONG-TERM DEBT

Long-term debt as of December 31, 2016 and 2015 was as follows:

	2016	2015
	(in thousands)
Current portion of term facility	$17,514	$17,514
Long-term portion of term facility	1,682,436	1,694,585
Total long term debt (1)	$1,699,950	$1,712,099

(1)

As of December 31, 2016 and 2015, the 30 day United States dollar London Interbank Offering Rate (“LIBOR”) was 0.72% and 0.36%, respectively. As of December 31, 2016, the interest rate, maturity date and principal payments on the Term Facility were as follows:

•

During year ended December 31, 2016, we made quarterly scheduled principal payments totaling $17.5 million. During the year ended December 31, 2015, we made voluntary principal prepayments totaling $135.0 million and quarterly scheduled principal payments totaling $17.7 million.

•

The interest rate for the Term Facility through July 31, 2015 was LIBOR with a floor of 1.0% plus a spread of 3.0%. As of July 31, 2015, we achieved a consolidated first lien net leverage ratio of less than 4.50 to 1.00, and as a result the rate decreased to LIBOR with a floor of 1.0% plus a spread of 2.75% for the period from August 1, 2015 to December 31, 2016.  Included in the Term Facility as of December 31, 2016 and 2015 is an unamortized original issue discount of $6.7 million and $8.2 million, respectively. As of December 31, 2016 and 2015, we had $16.2 million and $16.5 million, respectively, in accrued interest included within accrued expenses and other liabilities in the accompanying consolidated balance sheets.

Term Facility

On April 14, 2014, Holdings’ wholly owned subsidiary, La Quinta Intermediate Holdings L.L.C. (the “Borrower”), entered into a new credit agreement (the “Agreement”) with JPMorgan Chase Bank, N.A. (“JPM”), as administrative agent, collateral agent, swingline lender and L/C issuer, J.P. Morgan Securities LLC, Morgan Stanley Senior Funding, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA, and Wells Fargo Securities, LLC, as joint lead arrangers and joint book runners, and the other agents and lenders from time to time party thereto.

Exhibit 99.2

The credit agreement provides for senior secured credit facilities (collectively the “Senior Facilities”) consisting of:

•	$2.1 billion senior secured term loan facility (the “Term Facility”), which will mature in 2021; and
•	$250 million senior secured revolving credit facility (the “Revolving Facility”), $50 million of which is available in the form of letters of credit, which will mature in 2019.

The Revolving Facility includes borrowing capacity available for letters of credit and for short-term borrowings referred to as the swing line borrowings. In addition, the Senior Facilities also provide the Borrower with the option to (1) raise incremental credit facilities including an uncommitted incremental facility that provides the Borrower the option to increase the amounts available under the Term Facility and/or the Revolving Facility by an aggregate of up to $350 million, subject to additional increases upon achievement of a consolidated first lien net leverage ratio of less than or equal to 6.00 to 1.00 (or, after the first anniversary of the closing date, 5.75 to 1.00), (2) refinance the loans with debt incurred outside the Senior Facilities, and (3) extend the maturity date of the Revolving Credit Facility and Term Facility, subject to certain limitations.

The proceeds of the Term Facility, together with the net cash proceeds of the IPO and other cash on hand, were used to repay the Holdco I Mortgage Loan and Mezzanine Loans (collectively the “ Holdco I Loans”) and the Holdco III Mortgage Loan, and to acquire the Previously Managed Hotels. Upon completion of the refinancing, we recognized a $2.0 million loss on extinguishment of debt in our consolidated statements of operations. We also incurred $28.7 million of debt issuance costs for the Senior Facilities, which is being amortized over the terms of the underlying debt agreement. As of December 31, 2016 and 2015, the net balance of these debt issuance costs included in our consolidated balance sheet was $18.5 million and $22.4 million, respectively.

Interest Rate and Fees —Borrowings under the Term Facility bear interest, at the Borrower’s option, at a rate equal to a margin over either (a) a base rate determined by reference to the highest of (1) the JPM prime lending rate, (2) the Federal Funds Effective Rate plus 1/2 of 1.00% and (3) the adjusted LIBOR rate for a one-month interest period plus 1.00% or (b) a LIBOR rate determined by reference to the Reuters LIBOR rate for the interest period relevant to such borrowing. The margin for the Term Facility is 2.00%, in the case of base rate loans, and 3.00%, in the case of LIBOR rate loans, subject to one step-down of 0.25% upon the achievement of a consolidated first lien net leverage ratio (as defined in the Agreement) of less than or equal to 4.50 to 1.00, subject to a base rate floor of 2.00% and a LIBOR floor of 1.00%. As of July 31, 2015, we achieved a consolidated first lien net leverage ratio of less than 4.50 to 1.00, and, as a result we realized the step-down of 0.25% after that date.

Borrowings under the Revolving Facility bear interest, at the Borrower’s option, at a rate equal to a margin over either (a) a base rate determined by reference to the highest of (1) the JPM prime lending rate, (2) the Federal Funds Effective Rate plus 1/2 of 1.00% and (3) the adjusted LIBOR rate for a one-month interest period plus 1.00% or (b) a LIBOR rate determined by reference to the Reuters LIBOR rate for the interest period relevant to such borrowing. The margin for the Revolving Facility is 1.50%, in the case of base rate loans, and 2.50%, in the case of LIBOR rate loans, subject to three step-downs of 0.25% each upon the achievement of a consolidated first lien net leverage ratio of less than or equal to 5.00 to 1.00, 4.50 to 1.00 and 4.00 to 1.00, respectively. As of March 2, 2015, we achieved a consolidated first lien net leverage ratio of less than 5.00 to 1.00, and after March 2, 2015 we realized the first step-down in margin of 0.25%. As of July 31, 2015, we achieved a consolidated first lien net leverage ratio of less than 4.50 to 1.00, and, as a result we realized the second step-down of 0.25% after that date.

In addition, the Borrower is required to pay a commitment fee to the lenders under the Revolving Facility in respect of the unutilized commitments thereunder. The commitment fee rate is 0.50% per annum subject to a step-down to 0.375%, upon achievement of a consolidated first lien net leverage ratio less than or equal to 5.00 to 1.00. As of March 2, 2015, we achieved a consolidated first lien net leverage ratio of less than 5.00 to 1.00, and after March 2, 2015, the commitment fee rate is 0.375%. The Borrower is also required to pay customary letter of credit fees.

The Borrower incurred a ticking fee of approximately $1.8 million for the period between the date the allocations were notified to the lenders, February 21, 2014, and the closing date of the Senior Facilities of April 14, 2014.

Prepayments —The Term Facility requires mandatory prepayments, subject to certain exceptions, with:

•

50% (which percentage will be reduced to 25% and 0%, as applicable, subject to achievement of a consolidated first lien net leverage ratio of less than or equal to 5.25 to 1.00 and 4.00 to 1.00, respectively) of annual excess cash flow, calculated in accordance with the Agreement;

•

100% of the net cash proceeds (including insurance and condemnation proceeds) of all non-ordinary course asset sales or other dispositions of property by the Borrower and its restricted subsidiaries subject to de minimus thresholds, if those net cash proceeds are not reinvested in assets to be used in the Borrower’s business or to make certain other permitted

Exhibit 99.2

investments (a) within 12 months of the receipt of such net cash proceeds or (b) if the borrower commits to reinvest such net cash proceeds within 12 months of the receipt thereof, within 180 days of the date of such commitment; and

•	100% of the net proceeds of any incurrence of debt by the Borrower or any of its restricted subsidiaries, other than debt permitted to be incurred or issued under the Senior Facilities.

Each lender of the Term Facility will have the right to reject its pro rata share of mandatory prepayments described above, in which case the Borrower may retain the amounts so rejected. The foregoing mandatory prepayments will be applied to installments of the Term Facility in direct order of maturity.

The Borrower has the ability to voluntarily repay outstanding loans at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR loans.

Amortization —Beginning September 2014, the Borrower is required to repay installments on the Term Facility in quarterly installments equal to 0.25% of the original principal amount less any prepayments on the Term Facility, with the remaining amount payable on the applicable maturity date with respect to the Term Facility.

Guarantees and security —The obligations under the Senior Facilities will be unconditionally and irrevocably guaranteed by Holdings, any subsidiary of Holdings that directly or indirectly owns any issued and outstanding equity interests of the Borrower, and, subject to certain exceptions, each of the Borrower’s existing and future material domestic wholly owned subsidiaries (collectively, the “Guarantors”). In addition, the Senior Facilities will be collateralized by first priority or equivalent security interests in (i) all the capital stock, or other equity interests in, the Borrower and each of the Borrower’s and the Guarantors’ material direct or indirect wholly owned restricted domestic subsidiaries, and 65% of the voting stock (and 100% of the nonvoting stock) of, or other equity interests in, each of the Borrower’s or any subsidiary guarantors’ material direct wholly owned first-tier restricted foreign subsidiaries, and (ii) certain tangible and intangible assets of the Borrower (other than real property except for certain real property described in the credit agreement) and Guarantors (subject to certain exceptions and qualifications).

As of the closing date for the Senior Facilities, Holdings did not have any of its foreign subsidiaries, non-wholly owned domestic subsidiaries that are restricted subsidiaries or immaterial subsidiaries guarantee the Senior Facilities. The Borrower will also have the ability to designate certain subsidiaries as unrestricted subsidiaries utilizing its investment capacity under the Agreement.

Certain covenants and events of default —The Agreement contains a number of significant affirmative and negative covenants and customary events of default. Such covenants, among other things, will limit or restrict, subject to certain exceptions, the ability of (i) Holdings, the direct parent of the Borrower, to engage in any material operating or business activities other than the ownership of the equity interests of the Borrower and (ii) the Borrower and its restricted subsidiaries to:

•	incur additional indebtedness and make guarantees;
•	create liens on assets;
•	enter into sale and leaseback transactions;
•	engage in mergers or consolidations;
•	sell certain assets;
•	make fundamental changes;
•	pay dividends and distributions or repurchase capital stock;
•	make investments, loans and advances;
•	engage in certain transactions with affiliates;
•	make changes in the nature of their business; and
•	make prepayments of junior debt.

In addition, if, on the last day of any period of four consecutive quarters on or after the first full fiscal quarter following the closing of the Senior Facilities, the aggregate principal amount of the Revolving Facility, swing line loans and/or letters of credit (excluding up to $20 million of letters of credit and certain other letters of credit that have been cash collateralized or back-stopped) that are issued and/or outstanding is greater than 25% of the Revolving Facility, the Agreement will require the Borrower to maintain a consolidated first lien net leverage ratio not to exceed 8.0 to 1.0. During any period in which Holdings’ corporate issuer rating is equal to or higher than Baa3 (or the equivalent) according to Moody’s Investors Service, Inc. or BBB- (or the equivalent) according to Standard &

Exhibit 99.2

Poor’s Ratings Services and no default has occurred and is continuing, the restrictions in the Senior Facility regarding incurring additional indebtedness, dividends and distributions or repurchases of capital stock and transactions with affiliates will not apply to the Borrower and its restricted subsidiaries.

The Senior Facilities also contain certain customary representations and warranties, affirmative covenants and events of default. If an event of default occurs, the lenders under the Senior Facilities will be entitled to take various actions, including the acceleration of amounts due under the Senior Facilities and actions permitted to be taken by a secured creditor. As of December 31, 2016, we were in compliance with all covenants under the Senior Facilities.

Prior Debt Facilities

Prior to entering into the Agreement, Holdco I and subsidiaries borrowed amounts under a mortgage loan agreement (“Mortgage Loan”), five unsecured mezzanine loans and one senior mezzanine loan (collectively, the “Mezzanine Loans”).  Additionally, Holdco III and subsidiaries borrowed amounts under a mortgage loan agreement ( the “Holdco III Mortgage Loan”).  These amounts were repaid with the proceeds from the Term Facility.

Interest for portions of the Mortgage Loan were subject to a LIBOR floor of 1.0%, plus interest rate spreads ranging from 0.55% to 6.803%, resulting in a weighted average spread of 2.892% as of December 31, 2013, with all interest to be paid currently. In addition, interest for the Mezzanine Loans was subject to a LIBOR floor of 1.0%, plus interest rate spreads ranging from 9.0% to 13.9%, resulting in a weighted average spread of 11.59% as of December 31, 2013. For the Mezzanine Loans, any difference between current LIBOR and the LIBOR floor were deferred until the maturity date of the Mezzanine Loans. Such deferred interest was not to be treated as part of the principal amount of the Mezzanine Loans for any calculation of interest or any other purpose, although it was considered debt under the Mezzanine Loans and secured accordingly.

Under the terms of the Holdco III Mortgage Loan, we were required to make monthly interest payments at LIBOR with a floor of 1.0% plus a spread of 4.0% through July 2012, and thereafter at LIBOR with a floor of 1.0% plus a spread of 4.5%.

Debt Maturity

The contractual maturity of our Term Facility as of December 31, 2016 was as follows (1):

(in thousands)
Year
2017	$17,514
2018	17,514
2019	17,514
2020	17,514
2021	1,655,094
$1,725,150
(1)	Excludes the deduction of debt issuance costs of $18.5 million and includes the unamortized portion of the original issue discount of $6.7 million.

Letters of Credit

As of both December 31, 2016 and December 31, 2015, we have $14.6 million in letters of credit obtained through our Revolving Facility. In 2014, we were required to pay a fee of 2.63% per annum related to these letters of credit. As of March 2, 2015, we achieved a consolidated first lien net leverage ratio of less than 5.00 to 1.00, and after March 2, 2015 we realized the first step-down in rate of 0.25%, for a margin of 2.38%. As of July 31, 2015, we achieved a consolidated first lien net leverage ratio of less than 4.50 to 1.00, and, as a result we realized the step-down of 0.25% after that date, for a margin of 2.13%.

Prior to our debt refinancing in April 2014, we had two letters of credit through Wells Fargo Bank, N.A. aggregating approximately $5.7 million as of December 31, 2013. We were required to pay a fee of 2.0% per annum related to these letters of credit.

Exhibit 99.2

Interest Expense, Net

Net interest expense, including the impact of our interest rate swap (see Note 8), consisted of the following for the years ended December 31, 2016, 2015 and 2014:

Description	2016	2015	2014
	(in thousands)
Term Facility	$76,289	$81,394	$65,994
Mortgage Loan	—	—	23,754
Holdco III Mortgage Loan	—	—	3,206
Mezzanine Loans:
Current	—	—	3,107
Deferred	—	—	18,601
Amortization of long-term debt reduction	—	—	(1,532)
Amortization of deferred financing costs	3,925	3,810	6,938
Amortization of original issue discount	1,440	1,400	912
Other interest	12	10	14
Interest income	(247)	(110)	(49)
Total interest expense, net	$81,419	$86,504	$120,945

NOTE 8. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

During the years ended December 31, 2016, 2015 and 2014, derivatives were used to hedge the interest rate risk associated with our variable-rate debt.

Term Facility Interest Rate Swap

On April 14, 2014, the Borrower entered into an interest rate swap agreement with an aggregate notional amount of $850.0 million that expires on April 14, 2019. This agreement swaps the LIBOR rate in effect under the new credit agreement for this portion of the loan to a fixed-rate of 2.0311%, which includes a 1.0% LIBOR floor. Management has elected to designate this interest rate swap as a cash flow hedge for accounting purposes.

Fair Value of Derivative Instruments

The effects of our derivative instruments on our consolidated balance sheets were as follows:

	December 31, 2016		December 31, 2015
	Balance Sheet Classification	Fair Value	Balance Sheet Classification	Fair Value
	(in thousands)
Cash Flow Hedges:
Interest rate swap	Other non- current long-term liabilities	$(9,803)	Other non- current long-term liabilities	$(11,440)

Exhibit 99.2

Earnings Effect of Derivative Instruments

The effects of our derivative instruments on our consolidated statements of operations and consolidated statements of comprehensive income (loss), net of the effect for income taxes, were as follows:

	Classification of Gain (Loss) Recognized	2016	2015	2014
		(in thousands)
Cash Flow Hedges:
Interest rate swap (1)	Other comprehensive income (loss)	$1,064	$(4,309)	$(3,127)

(1)	There were no amounts recognized in earnings related to hedge ineffectiveness or amounts excluded from hedge effectiveness testing during the years ended December 31, 2016, 2015 and 2014.

NOTE 9. ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities include the following as of December 31, 2016 and 2015:

	2016	2015
	(in thousands)
Accrued automobile and general liability insurance	$21,219	$21,769
Accrued sales and occupancy taxes	9,829	9,431
Accrued liability for guest loyalty program points	5,923	5,732
Accrued interest	16,154	16,487
Other accrued expenses	11,456	9,701
Total accrued expenses and other liabilities	$64,581	$63,120

NOTE 10. FAIR VALUE MEASUREMENTS

The carrying amount and estimated fair values of our financial assets and liabilities, which include related current portions, were as follows:

	December 31, 2016		December 31, 2015
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)
Cash and cash equivalents (1)	$160,596	$160,596	$86,709	$86,709
Interest rate swaps (2)	(9,803)	(9,803)	(11,440)	(11,440)
Long-term debt (3) (4)	1,699,950	1,716,815	1,712,099	1,675,760

(1)	Classified as Level 1 under the fair value hierarchy.
(2)	Classified as Level 2 under the fair value hierarchy.
(3)	Classified as Level 3 under the fair value hierarchy.
(4)	Carrying amount includes deferred debt issuance costs of $18.5 million and $22.4 million as of December 31, 2016 and 2015, respectively.

We believe the carrying amounts of our cash and cash equivalents approximated fair value as of December 31, 2016 and December 31, 2015, as applicable. Our estimates of the fair values were determined using available market information and valuation methods appropriate in the circumstances. Considerable judgment is necessary to interpret market data and develop estimated fair values. Proper placement of fair value measurements within the valuation hierarchy is considered each reporting period. The use of different market assumptions or estimation methods may have a material effect on the estimated fair value amounts.

The fair values of interest rate swaps are determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each instrument. This analysis reflects the contractual terms of the agreements, including the period to maturity, and uses observable market-based inputs, including forward interest rate curves. We incorporate credit valuation

Exhibit 99.2

adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements.

We estimate the fair value of our long-term debt using discounted cash flow analysis based on current market inputs for similar types of arrangements. The primary sensitivity in these calculations is based on the selection of appropriate discount rates. We estimated the discount rate to be approximately 3.7% and 4.4%, as of December 31, 2016 and December 31, 2015, respectively. Fluctuations in these assumptions will result in different estimates of fair value.

We test long-lived assets for impairment if events or changes in circumstances indicate that the asset might be impaired. The following fair value hierarchy table presents information about assets measured at fair value on a nonrecurring basis and related impairment charges during the years ended December 31, 2016 and 2015:

December 31, 2016	Level 1	Level 2	Level 3	Total Fair Value	Impairment Charge
	(in thousands)
Owned Hotels identified for possible sale	$—	$—	$227,816	$227,816	$94,087
Assets Held for Sale (1)	—	—	29,544	29,544	6,661
2 Owned Hotels	—	—	6,725	6,725	3,510
	$—	$—	$264,085	$264,085	$104,258
(1)

Assets Held for Sale include a restaurant parcel that was designated as held for sale in the third quarter of 2015, in addition to the five Owned Hotels that the Company entered into an agreement to sell during 2016. The impairment charge for Assets Held for Sale is related to updating the fair value to be net of estimated transaction cost.

December 31, 2015	Level 1	Level 2	Level 3	Total Fair Value	Impairment Charge
	(in thousands)
24 Owned Hotels Held for Sale (1)	$—	$—	$34,498	$34,498	$43,382
1 Owned Hotel	—	—	2,422	2,422	5,103
1 Owned Restaurant Parcel	—	—	1,025	1,025	1,636
	$—	$—	$37,945	$37,945	$50,121

(1)

During 2015, we sold 11 of the 24 hotels that were designated as assets held for sale in the third quarter of 2015. The remaining 13 hotels are included in assets held for sale as of December 31, 2015, and were sold during 2016.

Exhibit 99.2

24 Owned Hotels identified for sale in 2015

During 2015, we identified a portfolio of 24 hotels where it became more likely than not the hotels would be sold significantly before the end of the previously estimated useful life. We recorded an impairment charge of $42.5 million to adjust the carrying value of these assets to their estimated fair value. The inputs used in determining the fair value for these 24 hotels were based on estimated selling prices ranging from $70.0 million to $75.0 million. During the third quarter of 2015, these assets met the criteria for classification as assets held for sale. In 2015, 11 of these hotels were sold for $34.1 million, net of transaction costs.  In 2016, we recorded additional impairment on the remaining 13 hotels of $1.1 million. During 2016, the remaining 13 of these hotels were sold for $34.4 million, net of transaction costs.

Restaurant Parcel identified for sale in 2015

In 2015, we identified a restaurant parcel for which it became more likely than not the restaurant parcel would be sold significantly before the end of the previously estimated useful life. We recorded an impairment charge of $1.6 million to adjust the carrying value of this restaurant parcel to its estimated fair value. During the third quarter of 2015, this restaurant parcel met the criteria for classification as assets held for sale. The fair value estimate is considered to be Level 3 within the fair value measurement hierarchy. The inputs used in determining the fair value of these assets are based on estimated selling price, less transaction costs.

Approximately 50 Owned Hotels identified as candidates for sale in 2016

In the first quarter of 2016, we identified approximately 50 hotels where it became more likely than not that the holding period will be significantly shorter than the previously estimated useful lives. We recorded an impairment charge of $80.3 million in the first quarter of 2016, to adjust the carrying value of these assets to the lesser of their estimated fair value or carrying value. These assets did not meet the criteria for classification as assets held for sale as of the date of impairment.  The fair value estimate is considered to be Level 3 within the fair value measurement hierarchy. The inputs used in determining the fair value of these approximately 50 hotels are based on multiples of room revenues ranging from 3.70 to 1.50 for the identified assets.

During 2016, we entered into agreements to sell six of the approximately 50 hotels identified in the first quarter of 2016. Three of those hotel sales closed and the remaining three hotels met the criteria for assets held for sale as of December 31, 2016. We recorded an additional impairment charge of $1.6 million to adjust the carrying value of these owned hotels to their estimated fair value including a reduction for transaction costs, with a resulting fair value of approximately $22.3 million.  The fair value estimate is considered to be Level 3 within the fair value measurement hierarchy. The inputs used in determining the fair value of these assets are based on estimated selling price, less transaction costs.  During 2016, we sold three of the hotels for approximately $11.9 million, resulting in a net gain on sale of $0.3 million. One of the remaining three hotels in assets held for sale was sold subsequent to December 31, 2016 for $4.1 million, net of transaction costs.

Additional Hotel Sales

During 2016, we entered into agreements to sell five of our Owned Hotels for approximately $39.4 million, net of estimated transaction costs. We recorded an impairment charge of $17.7 million to adjust the carrying value of these hotels to their estimated fair value. These hotels met the criteria for classification within assets held for sale and three were sold during 2016 for approximately $22.0 million, resulting in a gain on sale of $4.6 million.  The remaining two hotels were sold subsequent to December 31, 2016 for $17.9 million, net of transaction costs.

Additional Impairment

Additionally, during 2016, we identified two hotels where it became more likely than not that the carrying amount would not be recoverable due to a change in market and economic conditions. We recorded an impairment charge of $3.5 million to adjust the carrying value of these hotels to their estimated fair value. The fair value estimate is considered to be Level 3 within the fair value measurement hierarchy. The inputs used in determining the fair value are based on a combination of historical and projected cash flows and other available market information, such as recent sales prices for similar assets.

In the fourth quarter of 2015, we identified a hotel where it became more likely than not that the carrying amount would not be recoverable due to a change in market and economic conditions.  We recorded an impairment charge of $5.1 million to adjust the carrying value of this hotel to its estimated fair value. The fair value estimate is considered to be a Level 3 within the fair value measurement hierarchy. The inputs used in determining the fair value are based on a combination of historical and projected cash flows and other available market information, such as recent sales prices for similar assets.

Exhibit 99.2

NOTE 11. RELATED PARTY TRANSACTIONS

We maintain various agreements and enter into certain transactions with affiliates. Prior to April 14, 2014 these affiliates owned the Previously Managed Hotels ( see Note 4 ), which were managed by LQM. The following is a discussion of these arrangements and resulting transactions from January 1, 2014 to April 14, 2014:

Management and Service Agreements

Hotel Management Agreements —Pursuant to hotel management agreements with affiliates of the Funds in existence prior to the IPO (“LQM Management Agreements”), LQM provided management services to the Previously Managed Hotels until the IPO, including supervision, direction, operation, management and promotion. The LQM Management Agreements would have expired in July 2027, but could have been terminated by either party at any time and for any reason and were terminated in connection with the IPO. Under the terms of the LQM Management Agreements, LQM was entitled to recover a management fee of 1.67% of gross operating revenue from the Previously Managed Hotels, as well as reimbursement for certain shared group costs.

Management fees earned by LQM from the Previously Managed Hotels, for the period from January 1, 2014 to April 14, 2014 were $0.2 million. These management fees are included within franchise and other fee-based revenues in the accompanying consolidated statements of operations.

In addition, in accordance with the LQM Management Agreements, LQM also provided certain group services for hotels it managed, including group and administrative services, information systems support, training, and other field services, and was reimbursed for the cost of providing these services. For the period from January 1, 2014 to April 14, 2014, LQM earned group services reimbursements from the Previously Managed Hotels of approximately $0.2 million. These fees are included within franchise and other fee-based revenues in the accompanying consolidated statements of operations.

Other Fees and Funding

Brand Marketing Fund (BMF) —We maintain the BMF on behalf of our franchisees and the hotel properties we own and manage, and we charge these hotels a fee of 2.5% of gross room revenue, which is then used by the BMF to fund national advertising promotions and campaigns. BMF fees collected from franchised and managed hotels, and the related expenses, are reflected as brand marketing fund revenues and expenses from franchise and managed hotels in the accompanying consolidated statements of operations.

Customer Loyalty Program —We administer a customer loyalty program, La Quinta Returns (“Returns”), and charge participating hotels a fee to administer the program equal to 5% of the Returns members’ eligible room rate per night. Returns fees collected from franchised and managed hotels are reflected within franchise and other fees-based revenues in the accompanying consolidated statements of operations. We recorded revenues related to Returns from the Previously Managed Hotels of approximately $0.3 million for the period from January 1, 2014 to April 14, 2014.

Trademark Licenses —In accordance with the LQM Management Agreements, we charged a royalty fee of 0.33% of the Previously Managed Hotels’ gross room revenues. For the period January 1, 2014 to April 14, 2014, royalty fees charged to the Previously Managed Hotels under these agreements were approximately $0.1 million. These royalty fees are reflected within franchise and other fee-based revenues in the accompanying consolidated statements of operations.

Other Arrangements

As of December 31, 2016 and December 31, 2015, approximately $81.6 million and $41.6 million, respectively, of the aggregate principal amount of our Term Facility was owned by affiliates of Blackstone. We make periodic interest and principal payments on such debt in accordance with its terms.

Blackstone Advisory Partners L.P., an affiliate of Blackstone, received aggregate compensation of approximately $3.0 million for acting as underwriter or co-manager in connection with financing transactions by us, including our IPO, during 2014. In addition, we engaged Blackstone Advisory Partners L.P. to provide certain financial consulting services in connection with the public offering of our common stock by certain stockholders in April 2015 and November 2014 for a fee of approximately $0.4 million and $0.5 million, respectively.

We also purchase products and services from entities affiliated with or owned by Blackstone. The fees paid for these products and services were approximately $4.9 million, $2.6 million and $2.8 million during years ended December 31, 2016, 2015, and 2014, respectively.

Exhibit 99.2

NOTE 12. COMMITMENTS AND CONTINGENCIES

Environmental —We are subject to certain requirements and potential liabilities under various federal, state and local environmental laws, ordinances, and regulations. Such requirements often impose liability without regard to whether the current or previous owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Although we have incurred and expect to incur remediation and other environmental costs during the ordinary course of operations, we anticipate that such costs will not have a material effect on our financial condition, results of operations, or cash flows.

Litigation — On April 25, 2016, a purported stockholder class action lawsuit, captioned Beisel v. La Quinta Holdings Inc. et al., was filed in the U.S. District Court for the Southern District of New York on behalf of purchasers of the Company’s common stock pursuant to the Company’s March 24, 2015 secondary public offering (the “March Secondary Offering”) and on behalf of purchasers of the Company’s common stock from November 19, 2014 through October 29, 2015 (the “Class Period”).  On July 22, 2016, the court appointed lead plaintiff, and on September 30, 2016, lead plaintiff filed an amended complaint.  The amended complaint names as defendants the Company, certain current and former Company officers, and certain current and former members of the Board of Directors, among others.  The complaint alleges, among other things, that, in violation of the federal securities laws, the registration statement and prospectus filed in connection with the March Secondary Offering contained materially false and misleading information or omissions and that the Company as well as certain current and former officers made false and misleading statements in earnings releases and to analysts during the Class Period.  Plaintiff seeks unspecified compensatory damages and other relief.  The Company believes that the putative class action lawsuit is without merit and intends to defend the lawsuit vigorously; however, there can be no assurance regarding the ultimate outcome of this lawsuit.

In addition, we are a party to a number of pending claims and lawsuits arising in the normal course of business, including proceedings involving tort and other general liability claims, workers’ compensation and other employee claims and intellectual property claims. We do not consider our ultimate liability with respect to any such claims or lawsuits, or the aggregate of such claims and lawsuits, to be material in relation to our consolidated financial condition, results of operations or our cash flows taken as a whole.

We maintain general and other liability insurance; however, certain costs of defending lawsuits, such as those below the retention or insurance deductible amount, are not covered by or are only partially covered by insurance policies, and our insurance carriers could refuse to cover certain claims in whole or in part. We regularly evaluate our ultimate liability costs with respect to such claims and lawsuits. We accrue costs from litigation as they become probable and estimable.

Casualty Losses —We maintain insurance for property and casualty damage, subject to deductibles and policy terms and conditions, attributable to wind, flood, and earthquakes. We also maintain business interruption insurance.

Tax Contingencies — We are subject to regular audits by federal and state tax authorities. These audits may result in additional tax liabilities. The Internal Revenue Service (the “IRS”) is currently auditing the tax returns of La Quinta Corporation, one of our former REITs prior to the Pre-IPO Transactions, and BRE/LQ Operating Lessee Inc., one of our former taxable REIT subsidiaries prior to the Pre-IPO Transactions, in each case for the tax years ended December 31, 2010 and 2011. We received a draft notice of proposed adjustment from the IRS on January 9, 2014, and the notice of proposed adjustment was issued to us on June 2, 2014. We submitted a timely response to the notice of proposed adjustment and, on July 7, 2014, we received an IRS 30-Day Letter proposing to impose a 100% tax on the REIT totaling $158 million for the periods under audit in which the IRS has asserted that the rent charged for these periods under the lease of hotel properties from the REIT to the taxable REIT subsidiary exceeded an arm’s length rent. In addition, the IRS proposed to eliminate $89 million of net operating loss carryforwards for the taxable REIT subsidiary for the tax years 2006 through 2009; however, in an IRS rebuttal received on September 26, 2014, the IRS conceded its proposed adjustment on this point was incorrect. We disagree with the IRS’ position with respect to rents charged by the REIT to its taxable REIT subsidiary and have appealed the proposed tax and adjustments to the IRS Appeals Office. In determining amounts payable by our taxable REIT subsidiary under the lease, we engaged a third party to prepare a transfer pricing study contemporaneous with the lease which concluded that the lease terms were consistent with an arm’s length rent as required by relevant provisions of the Internal Revenue Code of 1986 (the “Internal Revenue Code”) and applicable Treasury Regulations. Attorneys and others representing the Company conducted preliminary discussions regarding the appeal with the IRS Appeals Office team on March 31, 2015 and April 1, 2015. In response to a supplemental analysis submitted by the IRS economist to IRS Appeals and provided to us on August 18, 2015, we submitted responses dated September 3, 2015 and October 1, 2015.  Our most recent meeting with the IRS Appeals Office team occurred on January 25, 2017. Our discussions with IRS Appeals are ongoing. We believe the IRS transfer pricing methodologies applied in the audits contain flaws and that the IRS proposed tax and adjustments are inconsistent with U.S. transfer pricing principles and the U.S. federal tax laws related to REITs. We have concluded that the positions reported on our tax returns under audit by the IRS are, based on their technical merits, more-likely-than-not to be sustained upon examination. Accordingly, as of December 31, 2016, we have not established any reserves related to this proposed adjustment or any other issues reflected on the returns under examination.

Exhibit 99.2

On November 25, 2014, we were notified that the IRS intended to examine the tax returns of the same entities subject to the 2010 and 2011 audit in each case for the tax years ended December 31, 2012 and 2013.  We have received several draft notices of proposed adjustment proposing a transfer-pricing related assessment of approximately $18 million for 2013 and adjustments to our net operating losses for the years 2006 through 2009.  Based on our analysis of these draft notices, we believe the IRS transfer pricing methodologies and NOL disallowances applied in the 2012-2013 audit contains the same flaws present in the 2010-2011 audit and that the IRS proposed tax and adjustments are inconsistent with U.S. transfer pricing principles and the U.S. federal tax laws related to REITs.  We have concluded that the positions reported on our tax returns under audit by the IRS are, based on their technical merits, more-likely-than-not to be sustained upon examination. Accordingly, as of December 31, 2016, we have not established any reserves related to this proposed adjustment or any other issues reflected on the returns under examination.

On November 1, 2016, the Internal Revenue Service notified the Company that it intends to audit the return of one of its subsidiaries, Lodge Holdco II L.L.C., for the short taxable year ended April 13, 2014.  The audit is in its early stages and no issues have been communicated to the Company at this point.  As Lodge Holdco II L.L.C. was treated as a partnership for the taxable year ended April 13, 2014, any tax resulting from this examination would be assessed at the partner level rather than against the Company. Accordingly, no provision has been recorded for this examination.

Purchase Commitments —As of December 31, 2016, we had approximately $58.3 million of purchase commitments related to certain continuing redevelopment and renovation projects.

Franchise Commitments —Under certain franchise agreements, we are committed to provide certain incentive payments, reimbursements, rebates, and other payments to help defray certain costs. Our obligation to fund these commitments is contingent upon certain conditions set forth in the respective franchise agreement. The franchise agreements generally require that, in the event that the franchise relationship is terminated, the franchisee is required to repay any outstanding balance plus any unamortized portion of any incentive payment. As of December 31, 2016, we had $20.8 million in outstanding commitments to various franchisees for such financial assistance.

NOTE 13. INCOME TAXES

Prior to our IPO on April 14, 2014, we operated primarily as limited liability companies treated as partnerships for U.S. federal income tax purposes, REIT entities, and taxable entities. As a result, we were not subject to U.S. federal and most state income taxes for our limited liability companies and our REIT entities. Our partnership and REIT status terminated in connection with the IPO, as the La Quinta Predecessor Entities were contributed to Holdings, a “C” corporation, the shares of capital stock held by third-party shareholders of our REIT entities were redeemed for cash totaling approximately $3.9 million, and our REITs were converted into limited liability companies. As a result of these transactions, we have become subject to additional entity-level taxes and, during the second quarter of 2014, we recorded a one-time net deferred tax expense of $321.1 million, which established the associated net deferred tax liability on our balance sheet, and reflects the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases at the estimated blended statutory U.S. federal and state income tax rate of 38.1%. More specifically, this initial deferred tax expense is driven by (1) the recognition of deferred tax liabilities of approximately $462.3 million, primarily related to differences between the book and tax basis for our fixed and intangible assets and related depreciation, (2) the recognition of deferred tax assets of approximately $14 million primarily related to tax-only intangibles, and (3) as a result of the change in the Company’s tax status, a tax benefit of $127.2 million related to the reduction in valuation allowance, primarily associated with La Quinta Predecessor Entities’ net operating losses and tax credits.

For financial reporting purposes, the consolidated income tax expense is based on consolidated reported financial accounting income or loss before income taxes.

Exhibit 99.2

The components of our income tax provision are as follows:

	For the years ended December 31,
	2016	2015	2014
	(in thousands)
Current provision:
Federal	$4,467	$1,933	$2,615
State	7,070	3,442	3,121
Foreign	88	78	103
Total current	11,625	5,453	5,839
Deferred provision:
Federal	(5,148)	17,765	22,279
State	(5,984)	(731)	687
Total deferred	(11,132)	17,034	22,966
Provision for income taxes	493	22,487	28,805
Recognition of net deferred tax liabilities upon C-corporation conversion	—	—	321,054
Total income tax expense	$493	$22,487	$349,859

The significant components of the deferred tax assets and liabilities as of December 31, 2016 and 2015 are as follows:

	December 31,
	2016	2015
	(in thousands)
Deferred Tax Assets
Net Operating Losses	$9,145	$43,583
Insurance Accruals	12,084	10,641
Tax Credits	8,623	11,550
Cash Flow Hedge-OCI	3,431	4,004
Intangibles	10,794	12,602
Doubtful Accounts	1,528	1,932
Returns Club	—	343
Compensation Accruals	9,481	8,054
Other	2,310	1,960
Total gross deferred tax assets	57,396	94,669
Less: Valuation Allowance	(9,116)	(9,300)
Deferred Tax Assets	$48,280	$85,369
Deferred Tax Liabilities
Fixed Assets	$318,986	$361,856
Trademark	61,823	61,603
Cancellation of Debt Income	6,192	9,300
Linens, uniforms and supplies	3,959	4,225
Other	348	1,973
Deferred Tax Liabilities	391,308	438,957
Net Deferred Taxes	$(343,028)	$(353,588)

As of December 31, 2016 and 2015, certain subsidiaries of ours had available federal net operating loss carryforwards (“NOLs”) totaling approximately $26.1 million and $123.8 million, respectively. Generally, NOL carryforwards expire 20 years after the year in which they arise. Our NOLs will expire between 2016 and 2033. In November 2014, Blackstone completed a secondary offering in which it registered and sold 23.0 million of the Company’s shares, bringing its ownership percentage to 45.2%, and creating an ownership change for federal income tax purposes. As a result of this secondary offering, and the resulting ownership change the Company’s federal net operating losses will be limited under Internal Revenue Code Section 382 with annual limitations that became applicable in 2015 through 2019. State net operating loss carryforwards are also available for use subject to similar limitations in

Exhibit 99.2

many cases. As of December 31, 2016, we have fully utilized all available federal NOLs, except those belonging to certain inactive subsidiaries. We also have alternative minimum tax (“AMT”) credit carry forwards, as of December 31, 2016 and 2015, in the gross amount of $8.6 million and $11.5 million, respectively, which do not expire.

For periods prior to the IPO, we maintained valuation allowances for our NOLs and AMT credit carry forwards as we believed the more-likely-than-not realization criteria were not met and therefore realization was not reasonably assured. When assessing the adequacy of the valuation allowance, the Company considers both anticipated reversals of deferred tax liabilities within applicable carryforward periods and other potential sources of taxable income within those periods. In connection with our conversion to a C-corporation on April 14, 2014, we reassessed the realizability of our NOLs and AMT credit carryforwards. As a result, we concluded that a valuation allowance was required on only a portion of our NOLs and that the remainder of our NOLs and all of our AMT credit carryforwards meet the more likely than not realization criteria. The impact of our reassessment of the realizability of our deferred tax assets is incorporated in the charge to record the impact of our conversion to a C-corporation. The Company has open tax years dating back to 2010.

The following is a reconciliation of the statutory federal income tax rate to the effective tax rate reported in the combined financial statements:

	For the years ended December 31,
	2016	2015	2014
	(in thousands)
Statutory U.S. federal income tax provision	$(214)	$17,219	$5,934
State tax, net of federal benefit	1,052	2,221	4,957
Foreign tax, net of federal benefit	88	50	67
Nondeductible stock compensation	—	1,948	16,155
Nondeductible book loss from January 1, 2014 through April 13, 2014	—	—	4,480
Permanent items	389	800	97
Tax credits	(548)	(84)	—
Unrecognized tax benefit	174	—	—
Change in valuation allowance	95	353	(767)
Return to provision	(351)	(688)	(329)
Changes in deferred taxes	(169)	541	(1,904)
Other	(23)	127	115
Provision for income taxes	493	22,487	28,805
Recognition of net deferred tax liabilities upon C-corporation conversion	—	—	321,054	(1)
Income tax expense	$493	$22,487	$349,859

(1)

The one-time net deferred tax expense of $321.1 million consists of (a) the recognition of deferred tax liabilities of approximately $462.3 million, primarily related to differences between the book and tax basis for fixed and intangible assets, (b) the recognition of deferred tax assets of approximately $14.0 million, primarily related to tax basis only intangibles, and (c) as a result of the change in the Company’s tax status, a tax benefit of $127.2 million related to the reduction in valuation allowance, primarily associated with La Quinta Predecessor Entities’ net operating losses and tax credits.

The Company files income tax returns in the U.S. Federal jurisdiction and several state jurisdictions.  The Company has open tax years back to 2010.  We utilize our available tax attributes at the federal and state levels to the extent allowed by applicable law.  The Company anticipates that it is reasonably possible a state may challenge our use of certain state tax benefits, although we believe any proposed adjustment pertaining to the use of those state tax benefits would not result in a material change to our financial position.  A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	For the years ended December 31,
	2016	2015	2014
	(in thousands)
Unrecognized tax benefits, beginning of the year	$2,990	$—	$—
Gross increase in unrecognized tax positions in the current year	—	2,990	—
Unrecognized tax benefits, end of the year	$2,990	$2,990	$—

Exhibit 99.2

At December 31, 2016 and 2015, there are $3.0 million of unrecognized tax benefits that, if recognized, would affect the annual effective tax rate. We do not expect any significant changes in our unrecognized tax benefits over the next twelve months.

Our policy is to classify interest and penalties as a component of income tax expense.

NOTE 14. THIRD PARTY LEASE COMMITMENTS

Rental Income— We act as a lessor and lease properties we own to third parties, which are primarily operated as restaurants. These leases are accounted for as operating leases and mature on various dates through 2096. The leases provide for minimum and contingent rental income based on a percentage of the lessee’s annual sales in excess of stipulated amounts.

As of December 31, 2016, approximate future minimum rental income to be received under non-cancelable operating leases, in excess of one-year, is as follows:

Year ending December 31,	Operating lease income
(in thousands)
2017	$4,450
2018	4,066
2019	3,859
2020	3,522
2021	3,102
Thereafter	3,664
$22,663

For the year ended December 31, 2016, total rental revenue was approximately $4.0 million, of which $0.5 million related to contingent rents. For the year ended December 31, 2015, total rental revenue was approximately $3.8 million, of which $0.4 million related to contingent rents. For the year ended December 31, 2014, total rental revenue was approximately $4.2 million, of which $0.4 million related to contingent rents. Rental revenue is included within other hotel revenues in the accompanying consolidated statement of operations.

Rental Expense— We maintain ground lease arrangements with third parties for certain hotel properties that contain contingent rent provisions based upon the respective hotel’s revenues. Many of these lease agreements contain renewal options at fair market value at the conclusion of the initial lease terms. The leases extend for varying periods through 2096.

Year ending December 31,	Operating ground lease commitments
(in thousands)
2017	$4,637
2018	4,448
2019	4,448
2020	4,413
2021	4,453
Thereafter	104,210
$126,609

For the year ended December 31, 2016, total rent expense for ground leases included in other lodging and operating expenses was approximately $6.4 million, of which $0.7 million related to contingent rents. For the year ended December 31, 2015, total rent expense was approximately $6.1 million, of which $0.7 million related to contingent rents. For the year ended December 31, 2014, total rent expense was approximately $5.2 million, of which $0.5 million related to contingent rents.

NOTE 15. EMPLOYEE BENEFIT PLANS

We maintain a deferred savings plan covering substantially all of our employees that qualified under Section 401(k) of the Internal Revenue Code. Our deferred savings plan has an employer matching contribution of 100% of the first 3% and 50% of the next 2% of

Exhibit 99.2

an employee’s eligible earnings, which vests immediately. We paid employer contributions of approximately $2.2 million, $2.3 million and $2.0 million, respectively, during the years ended December 31, 2016, 2015 and 2014, respectively.

In 2015, our board and stockholders’ approved and adopted the La Quinta Holdings Inc. 2015 Employee Stock Purchase Plan (the “ESPP”) which allows eligible employees to purchase Holdings’ stock at a discount of 5%.  The ESPP is intended to be in compliance with safe harbor rules so that the ESPP is not compensatory, and no expense is recognized related to the ESPP.  There were 2.6 million shares reserved for purchase under the ESPP, of which 11,589 shares and 5,233 shares were issued and included in shares outstanding as of December 31, 2016 and 2015, respectively.

NOTE 16. EQUITY-BASED COMPENSATION

Promote Plan

Prior to the IPO Effective Date, certain members of our management and others associated with Blackstone (collectively the “Promote Participants”) were eligible to receive long-term incentives evidenced by units (the “Units”) in LQ Services L.L.C. (“LQ Services”), which indirectly held interests in the Company, which Units were intended to be treated as “profits interests” for U.S. tax purposes (the “Promote Plan”). Units were typically granted by our Chief Executive Officer, in consultation with Blackstone, to key employees upon hire. Unit levels could also be adjusted to recognize changing job responsibilities. All of the Units were subject to exit-based vesting on the date when there was a sale, transfer or disposition of all or substantially all of the assets of the La Quinta Predecessor Entities to an unaffiliated entity which resulted in distributions being payable to the holders of the Units (a “Liquidity Event”), subject to a Promote Participant’s continued employment on such date. The value in respect of Units would have been determined based upon the amounts received by Blackstone pursuant to a Liquidity Event, net of certain debt repayments and return of equity to Blackstone. As payments in respect of the Units were contingent on occurrence of a Liquidity Event, which was not assessed to be probable prior to the date of our IPO, no expense was accrued or recognized for the Units prior to April 14, 2014.

On the IPO Effective Date, Units that were outstanding under the Promote Plan at the time of the offering were exchanged for 3.1 million vested and unvested shares of common stock of Holdings of equivalent economic value, using a grant date fair value equal to the initial public offering price of Holdings shares of $17.00 per share and issued as follows: (1) 40% of the shares received were vested shares of common stock; (2) 40% of the shares received were unvested shares of restricted stock that were vested on April 14, 2015, contingent upon continued employment through that date; and (3) 20% of the shares received were unvested shares of restricted stock that were slated to vest on the earlier of the date that Blackstone and its affiliates cease to own 50% or more of Holdings or the seventh anniversary of the IPO Effective Date, contingent upon continued employment at that date. Blackstone and its affiliates ceased to own 50% of Holdings, effective November 25, 2014. The Promote Plan became fully vested on April 14, 2015.

Total compensation expense under the Promote Plan was $5.6 million and $46.2 million for the years ended December 31, 2015 and 2014, respectively. A total of 9,658 shares were forfeited from the Promote Plan.

2014 Omnibus Incentive Plan

In connection with, and prior to completion of, the IPO, our board of directors adopted, and our stockholders approved, the La Quinta Holdings Inc. 2014 Omnibus Incentive Plan which was amended and restated effective as of May 18, 2016 (the “A&R 2014 Omnibus Incentive Plan”). The A&R 2014 Omnibus Incentive Plan provides for the granting of stock options, restricted stock and other equity-based or performance-based awards denominated in cash or in stock to directors, officers, employees, consultants and advisors of Holdings and its affiliates.

2014 Grant I  —Effective on the IPO Effective Date, Holdings issued 0.35 million shares of Holdings common stock under our 2014 A&R 2014 Omnibus Incentive Plan with a grant date fair value of $16.65 per share to certain of our employees as follows: (1) 50% of the shares granted were vested shares of common stock; (2) 40% of the shares granted were unvested shares of restricted stock that were vested on April 14, 2015, contingent upon continued employment through that date; and (3) 10% of the shares granted were unvested shares of restricted stock that were slated to vest on the earlier of the date that Blackstone and its affiliates cease to own 50% or more of Holdings or the seventh anniversary of the IPO Effective Date, contingent upon continued employment through that date. Blackstone and its affiliates ceased to own 50% of Holdings, effective November 25, 2014. The 2014 Grant I became fully vested on April 14, 2015.

2014 Grant II—On June 11, 2014, Holdings issued 1.01 million shares of Holdings common stock under our A&R 2014 Omnibus Incentive Plan with a grant date fair value of $18.70 per share to certain of our employees. Grant II is a time-based vesting award with multiple tranches that vest on various dates with a remaining weighted average life of 0.4 years as of December 31, 2016. The fair value of Grant II will be recognized on a straight-line basis over the requisite service period of each tranche included in the award.

Exhibit 99.2

2014 Performance Unit Grant — On June 11, 2014, we issued 109 performance-based RSUs (the “PSUs”), which represent 0.5 million shares at target value of common stock to certain of our employees. The performance period for the 2014 Performance Unit Grant ended on December 31, 2016. The calculation of the value of the units granted under the 2014 Performance Unit Grant is weighted as follows: 70% based on our total shareholder return (“TSR”) relative to the total shareholder returns of a defined set of peer companies (“Relative Shareholder Return”); and 30% based on our absolute TSR compound annual growth rate (“TSR CAGR”). The number of shares of common stock issued in exchange for each PSU at the end of the performance period is determined based on a calculated multiple of defined target amounts for TSR CAGR and Relative Shareholder Return. Possible payout multiples range from 33% of target, which represents the threshold and below which no payout is given, and 167% of target, which represents the maximum payout. At the end of the performance period the TSR CAGR and Relative Shareholder Return were below the threshold.

The grant date fair value of the 2014 Performance Unit Grant was $19.80 per share, which was determined using a Monte Carlo simulation valuation model with the following assumptions:

Expected volatility (1)	24.05%
Dividend yield (2)	— %
Risk-free rate (3)	0.70%
Expected term (in years) (4)	2.60

(1)

Due to limited trading history for our common stock, we did not have sufficient information available on which to base a reasonable and supportable estimate of the expected volatility of our share price. As a result, we used an average historical volatility of our peer group over a time period consistent with our expected term assumption. Our peer group was determined based upon companies in our industry with similar business models and is included with those used to benchmark our executive compensation.

(2)	At the time of the 2014 Performance Unit Grant, we had no plans to pay dividends during the expected term of these performance shares.
(3)	Based on the yields of U.S. Department of Treasury instruments with similar expected lives.
(4)	Midpoint of the 30-calendar day period preceding the end of the performance period.

Director Unit Grants — In 2014, 2015 and 2016, we granted a total of 100,819 restricted stock units (“RSUs”) to our independent directors under our A&R 2014 Omnibus Incentive Plan, as part of our regular annual compensation of our independent directors. The Director Unit Grants vests in three equal installments on the first, second and third anniversaries of the grant dates with a remaining weighted average life of 1.3 years as of December 31, 2016. The grant date weighted average price is $14.87 per share. The fair value of the RSUs will be recognized on a straight-line basis over the requisite service period for the entire award. Vested RSUs will be settled with shares of our common stock.

2015 Grant I — In 2015, we issued a total of 0.2 million shares of Holdings common stock under our A&R 2014 Omnibus Incentive Plan with a grant date weighted average price of $21.81 per share to certain of our employees. 2015 Grant I is a time-based vesting award with multiple tranches that vest on various dates with a remaining weighted average life of 0.9 years as of December 31, 2016. The fair value of 2015 Grant I will be recognized on a straight-line basis over the requisite service period of each tranche included in the award.

2015 Performance Unit Grant — On February 19, 2015, we issued PSUs, which represents 0.3 million shares of common stock at target value to certain of our employees. The performance period for the 2015 Performance Unit Grant ends December 31, 2017, with a remaining life of 1.0 years as of December 31, 2016. The calculation of the value of the units granted under the 2015 Performance Unit Grant is based solely on our TSR relative to the Relative Shareholder Return. The number of shares of common stock issued in exchange for each PSU at the end of the performance period is determined based on defined target amounts for Relative Shareholder Return. Possible payout multiples range from 33% of target, which represents the threshold and below which no payout is given, and 200% of target, which represents the maximum payout. The 2015 Performance Unit Grant PSUs will be settled with shares of our common stock.

The grant date fair value of the 2015 Performance Unit Grant was $25.35 per share, which was determined using a Monte Carlo simulation valuation model with the following assumptions:

Expected volatility(1)	31.66%
Dividend yield(2)	— %
Risk-free rate(3)	1.00%
Expected term (in years)(4)	2.87

Exhibit 99.2

(1)	Expected volatility is calculated as the average of the long-term historical volatility based on the peer companies and our implied volatility.
(2)	At the time of the 2015 Performance Unit Grant, we had no foreseeable plans to pay dividends during the expected term of these performance shares.
(3)	Based on the yields of U.S. Department of Treasury instruments with similar expected lives.
(4)	As of the grant date.

2016 Grant I — In 2016, we issued a total of 0.4 million shares of Holdings common stock under our A&R 2014 Omnibus Incentive Plan with a grant date weighted average price of $11.87 per share to certain of our employees. 2016 Grant I is a time-based vesting award with multiple tranches that vest on various dates with a remaining weighted average life of 1.0 years as of December 31, 2016. The fair value of 2016 Grant I will be recognized on a straight-line basis over the requisite service period of each tranche included in the award.

2016 Grant II — In 2016, we issued a total of 0.3 million shares of Holdings common stock under our A&R 2014 Omnibus Incentive Plan with a grant date weighted average price of $11.35 per share to certain of our employees. 2016 Grant II is a time-based vesting award with single tranches that vest at the end of a three year performance period.  The remaining weighted average life is 2.2 years as of December 31, 2016. The fair value of 2016 Grant II will be recognized on a straight-line basis over the requisite service period of the award.

2016 Performance Unit Grant — During the year ended December 31, 2016, we issued PSUs that would result in 0.4 million shares being issued at target value to certain of our employees. The performance period for PSUs is generally three years.  The calculation of the value of the units granted during the year ended December 31, 2016 is based solely on our total shareholder return (“TSR”) relative to the Relative Shareholder Return. The number of shares of common stock issued in exchange for each PSU at the end of the performance period is determined based on defined target amounts for Relative Shareholder Return. Possible payout multiples range from 33% of target, which represents the threshold and below which no payout is given, and 200% of target, which represents the maximum payout. Vested PSUs are settled with shares of our common stock.

The weighted average grant date fair value of the PSUs granted during the year ended December 31, 2016 was $12.18 per unit, which was determined using a Monte Carlo simulation valuation model with the following assumptions:

Expected volatility(1)	29.03%
Dividend yield(2)	— %
Risk-free rate(3)	0.99%
Expected term (in years)(4)	2.62

(1)	Expected volatility is calculated as the average of the long-term historical volatility based on the peer companies and our implied volatility.
(2)	At the time of the PSU grant, we had no foreseeable plans to pay dividends during the expected term of these performance shares.
(3)	Based on the yields of U.S. Department of Treasury instruments with similar expected lives.
(4)	As of the grant date.

For the years ended December 31, 2016, 2015 and 2014, total compensation expense for awards under the A&R 2014 Omnibus Incentive Plan was $14.1 million, $16.0 million and $11.7 million, respectively, excluding related taxes. As of December 31, 2016 unrecognized compensation expense was $14.6 million, which is expected to be recognized over a weighted-average period of 1.4 years. As of December 31, 2015, the Company had 0.6 million shares unvested under the A&R 2014 Omnibus Incentive Plan, excluding the PSUs. In 2016, the Company granted 0.9 million shares, had 0.4 million shares vest, and had forfeitures of 0.1 million shares, for a total unvested shares of 1.0 million shares as of December 31, 2016, excluding PSUs.

As of December 31, 2016, there were 11.2 million shares of common stock available for future issuance under the A&R 2014 Omnibus Incentive Plan.

During September 2015, pursuant to a Separation and Release Agreement (the “Separation and Release Agreement”), dated effective as of September 15, 2015, that the Company entered into with its former President and Chief Executive Officer in connection with his departure, the Company vested 0.3 million shares to him in accordance with the terms of the respective grants under the 2014

Exhibit 99.2

Omnibus Incentive Plan, and the Company incurred an associated non-cash severance charge of $3.0 million. In addition, pursuant to the benefits to which the Company’s former President and Chief Executive Officer was entitled under the Separation and Release Agreement, the Company made a cash severance payment of $7.6 million.

NOTE 17. EARNINGS PER SHARE

Basic earnings (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of shares of common stock outstanding. Diluted earnings per share is computed by dividing net (loss) income available to common stockholders by the weighted average number of shares of the Company’s common stock outstanding plus other potentially dilutive securities. Dilutive securities include equity based awards issued under long-term incentive plans.

As discussed in Note 1, on April 14, 2014, the Company completed its IPO. For purposes of computing earnings per share, it is assumed that our IPO and ownership reorganization had occurred for all periods presented and therefore the outstanding shares have been adjusted to reflect the conversion of shares that took place in connection with the IPO. Accordingly, the denominators in the computations of basic and diluted net income per share reflect our IPO and ownership reorganization for all periods presented.

The calculations of basic and diluted (loss) earnings per share are as follows:

	For the years ended December 31,
	2016	2015	2014
	(in thousands, except per share data)
Numerator:
(Loss) income from continuing operations attributable to La Quinta Holdings’ stockholders	$(1,288)	$26,365	$(336,794)
Loss from discontinued operations attributable to La Quinta Holdings’ stockholders	—	—	(503)
Net (loss) income attributable to La Quinta Holdings’ stockholders	$(1,288)	$26,365	$(337,297)
Denominator:
Weighted average number of shares outstanding, basic	118,114	128,272	126,156
Weighted average number of shares outstanding, diluted	118,114	129,172	126,156
(Loss) income from continuing operations attributable to La Quinta Holdings’ stockholders per common share, basic	$(0.01)	$0.21	$(2.67)
(Loss) Income from continuing operations attributable to La Quinta Holdings’ stockholders per common share, diluted	$(0.01)	$0.20	$(2.67)
Basic (loss) earnings per share	$(0.01)	$0.21	$(2.67)
Diluted (loss) earnings per share	$(0.01)	$0.20	$(2.67)

As of December 31, 2016, approximately 0.7 million shares were excluded from the computation of diluted shares, as their impact would have been anti-dilutive. As of December 31, 2015, an immaterial amount of shares were anti-dilutive. Approximately 0.8 million shares for the year ended December 31, 2014, were excluded from the computation of diluted shares, as their impact would have been anti-dilutive.

During March 2016, the Company's board of directors authorized a program to repurchase an aggregate of up to $100 million of the Company’s common stock (the “2016 Repurchase Program”). Under the Repurchase Program, these repurchases could be made from time to time in the open market, in privately negotiated transactions, or otherwise, including pursuant to a Rule 10b5-1 plan, at prices that the Company deemed appropriate and subject to market conditions, applicable law and other factors deemed relevant in the Company's sole discretion. The 2016 Repurchase Program did not obligate the Company to repurchase any dollar amount or number of shares of common stock and the program could be suspended or discontinued at any time.

The 2016 Repurchase Program was completed in May 2016. The Company repurchased 8.1 million shares of common stock at a weighted-average price of $12.27 per share, for an aggregate purchase price, including commissions, of $100.0 million.  The shares repurchased through the 2016 Repurchase Program represented approximately 7.0% of the Company's total shares of common stock outstanding as of December 31, 2016. The shares of common stock that were repurchased were placed in treasury stock.

Exhibit 99.2

During September 2015, Company's board of directors authorized a program to repurchase an aggregate of up to $100 million of the Company’s common stock (the “2015 Repurchase Program”). These repurchases were to be made from time to time in the open market, in privately negotiated transactions, or otherwise, including pursuant to a Rule 10b5-1 plan, at prices that the Company deemed appropriate and subject to market conditions, applicable law and other factors deemed relevant in the Company's sole discretion. The 2015 Repurchase Program did not obligate the Company to repurchase any dollar amount or number of shares of common stock and the program could be suspended or discontinued at any time.

Under the 2015 Repurchase Program, through December 31, 2015, the Company repurchased 6.3 million shares of common stock. These shares were repurchased at a weighted-average price of $15.89 per share, for an aggregate purchase price including commissions, of $100.1 million. The shares repurchased through December 31, 2015 represented approximately 5% of the Company's total shares of common stock outstanding as of December 31, 2015. The shares of common stock that were repurchased were placed in treasury stock.

NOTE 18. SEGMENTS

Our operating segments are components of the business which are managed discretely and for which discrete financial information is reviewed regularly by our Chief Executive Officer, who is our chief operating decision maker, to assess performance and make decisions regarding the allocation of resources. Our operating and reportable segments are defined as follows:

•	Owned hotels —This segment derives its earnings from the operation of owned hotel properties located in the United States.
•

Franchise and management —This segment derives its earnings primarily from revenues earned under various franchise and management agreements relating to our owned, franchised, and managed hotels, which provide for us to earn compensation for the licensing of our brand to franchisees, as well as for services rendered, such as hotel management and providing access to certain shared services and marketing programs such as reservations, Returns, and property management systems.

Corporate and other includes revenues generated and operating expenses incurred in connection with the overall support and brand management of our owned, managed, and franchised hotels and operations.

The performance of our operating segments is evaluated primarily based upon Adjusted EBITDA, which should not be considered an alternative to net income (loss) or other measures of financial performance or liquidity derived in accordance with GAAP. We define Adjusted EBITDA as our net (loss) income (exclusive of noncontrolling interests) before interest expense, income tax expense (benefit), and depreciation and amortization, further adjusted to exclude certain items, including, but not limited to: gains, losses, and expenses in connection with: (i) asset dispositions; (ii) debt modifications/retirements; (iii) non-cash impairment charges; (iv) discontinued operations; (v) equity based compensation and (vi) other items.

The table below shows summarized consolidated financial information by segment:

	For the years ended December 31,
	2016	2015	2014
	(in thousands)
Revenues
Owned hotels	$879,653	$911,491	$870,061
Franchise and management (1)	116,806	114,610	94,002
Segment revenues	996,459	1,026,101	964,063
Other fee-based revenues from franchise and managed properties	25,150	23,204	21,481
Corporate and other (2)	124,757	126,469	116,805
Intersegment elimination (3)	(140,112)	(145,800)	(125,411)
Total revenues	$1,006,254	$1,029,974	$976,938
Adjusted EBITDA
Owned hotels	279,536	314,278	312,067
Franchise and management	116,806	114,610	94,002
Segment Adjusted EBITDA	396,342	428,888	406,069
Corporate and other	(35,964)	(34,846)	(36,180)
Adjusted EBITDA	$360,378	$394,042	$369,889

Exhibit 99.2

(1)

This segment includes intercompany fees which are charged to our owned hotels to reflect that certain functions, such as licensing and management, are included in the franchise and management segment. Prior to the IPO, we charged aggregate fees of 2.0% (0.33% license fees for trademark rights and 1.67% management fee for management services) to our owned hotels. In connection with the IPO, we entered into a new franchise agreement with our owned hotels, which covers certain services as well as trademark rights, and a new management agreement and terminated the existing agreements with our owned hotels. The new agreements, which commenced April 14, 2014, provide for a franchise fee of 4.5% of gross room revenues and a management fee of 2.5% of gross operating revenues for our owned hotels. Our consolidated financial information by segment for periods prior to April 14, 2014 presented herein reflects the historical aggregate fees of 2.0%.

(2)

Includes revenues related to our brand management programs and other cost reimbursements. The portions of these fees that are charged to our owned hotels, which totaled $71.5 million, $75.1 million and $68.4 million for the years ended December 31, 2016, 2015 and 2014, respectively, are eliminated in the accompanying consolidated financial statements. The franchise agreement we entered into with our owned hotels upon effectiveness of the IPO also includes a reservation fee of 2.0% of gross room revenues, which is reflected in corporate and other.

(3)

Includes management, license, franchise, BMF, Returns and other cost reimbursements totaling $140.1 million, $145.8 million and $125.4 million for the years ended December 31, 2016, 2015 and 2014, respectively. These fees are charged to owned hotels and are eliminated in the accompanying consolidated financial statements.

The table below provides a reconciliation of Adjusted EBITDA to EBITDA and EBITDA to net income (loss) attributable to La Quinta Holdings’ stockholders for the years ended December 31, 2016, 2015 and 2014:

	For the years ended December 31,
	2016	2015	2014
	(in thousands)
Adjusted EBITDA	$360,378	$394,042	$369,889
Fixed asset impairment loss	(104,258)	(50,121)	(5,308)
Loss from discontinued operations	—	—	(377)
(Gain ) loss on sales	4,908	(4,088)	—
Loss on retirement of assets	—	(445)	(177)
Gain (loss) related to casualty disasters	(3,051)	(1,824)	6,772
Loss on extinguishment of debt, net	—	—	(2,030)
Equity based compensation	(14,153)	(18,814)	(58,007)
Amortization of software service agreements (1)	(9,050)	(8,343)	(7,258)
Severance charges (2)	—	(11,021)	—
Other gains (losses), net (3)	(5,722)	4,347	821
EBITDA	229,052	303,733	304,325
Interest expense	(81,666)	(86,614)	(120,994)
Income tax expense	(493)	(22,487)	(28,805)
Recognition of net deferred tax liabilities upon C-corp conversion	—	—	(321,054)
Depreciation and amortization	(147,996)	(167,920)	(166,879)
Noncontrolling interests	(185)	(347)	(3,890)
Net income (loss) attributable to the Company	$(1,288)	$26,365	$(337,297)
(1)

We adopted ASU No. 2015-05 as of January 1, 2016. Accordingly, amortization of software service agreements in the amount of $8.3 million and $7.3 million, which was classified as depreciation and amortization for the years ended December 31, 2015 and 2014, respectively, has been reclassified to general and administrative in our consolidated statement of operations.  See Note 2 for additional information.

(2)	Includes cash and non-cash charges relating to the departure of the Company’s former President and Chief Executive Officer.
(3)

Other gains (losses), net primarily consists of net income (loss) attributable to the BMF (which, over time, runs at a break-even level, but may reflect a profit or loss from period to period), insurance proceeds from business interruption and litigation reserve adjustments.

Exhibit 99.2

The following table presents assets for our reportable segments, reconciled to consolidated amounts as of December 31, 2016, 2015 and 2014:

	2016	2015	2014
	(in thousands)
Total Assets
Owned hotels	$2,499,770	$2,682,394	$2,874,098
Franchise and management	198,832	192,284	191,410
Total segments assets	2,698,602	2,874,678	3,065,508
Corporate and other	193,921	111,166	114,265
Total	$2,892,523	$2,985,844	$3,179,773

The following table presents capital expenditures for our reportable segments, reconciled to our consolidated amounts:

	For the years ended December 31,
	2016	2015	2014
	(in thousands)
Owned hotels	$123,996	$82,139	$65,150
Franchise and management	—	—	—
Total segment capital expenditures	123,996	82,139	65,150
Corporate and other (1)	19,756	9,831	6,325
Total	$143,752	$91,970	$71,475

(1)

We adopted ASU No. 2015-05 as of January 1, 2016. Accordingly, cash payments of software service agreements in the amounts of $8.8 million and $7.2 million, which were classified as capital expenditures in corporate and other for the years ended December 31, 2015 and 2014, respectively, are reclassified as a change in other current assets in our consolidated statement of cash flows.  See Note 2 for additional information.

NOTE 19. SELECTED QUARTERLY FINANCIAL INFORMATION (unaudited)

The following table sets forth the historical unaudited quarterly financial data for the periods indicated. The information for each of these periods has been prepared on the same basis as the audited consolidated financial statements and, in our opinion, reflects all adjustments necessary to present fairly our financial results. Operating results for previous periods do not necessarily indicate results that may be achieved in any future period.

	2016
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
	(in thousands, except per share data)
Total Revenues	$241,771	$269,555	$272,312	$222,616	$1,006,254
Operating (loss) income	(45,520)	40,485	61,285	22,214	78,464
Net (loss) income	(38,724)	14,918	22,684	19	(1,103)
Net (loss) income attributable to La Quinta Holdings’ stockholders	(38,775)	14,849	22,666	(28)	(1,288)
Basic (loss) earnings per share	$(0.31)	$0.13	$0.20	$—	$(0.01)
Diluted (loss) earnings per share	$(0.31)	$0.13	$0.20	$—	$(0.01)

Exhibit 99.2

	2015
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
	(in thousands, except per share data)
Total Revenues	$248,106	$273,888	$279,103	$228,877	$1,029,974
Operating income	32,913	15,177	52,740	27,241	128,071
Net income (loss)	6,314	(4,567)	17,083	7,882	26,712
Net income (loss) attributable to La Quinta Holdings’ stockholders	6,142	(4,663)	17,058	7,828	26,365
Basic earnings (loss) per share	$0.05	$(0.04)	$0.13	$0.06	$0.21
Diluted earnings (loss) per share	$0.05	$(0.04)	$0.13	$0.06	$0.20